Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT RADIUS HEALTH, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AGREEMENT

BETWEEN

SCRAS S.A.S.

AND

NUVIOS

27 September 2005

ARTICLE 18	MISCELLANEOUS	50

APPENDIX A - CHEMICAL STRUCTURE OF BIM-44058    54

APPENDIX B - IPSEN PATENT RIGHTS    55

APPENDIX C — NUVIOS DEVELOPMENT PLAN    57

APPENDIX D —

 APPENDIX E — IPSEN INDS AND OTHER APPLICATIONS FOR REGULATORY APPROVAL    85

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into on September 27, 2005 by and between, on the one hand, SCRAS S.A.S., a French corporation, with its principal office at 42, Rue du Docteur Blanche, 75016 Paris, France, on behalf of itself and its Affiliates (collectively, “Ipsen”), and, on the other hand, Nuvios, Inc., a United States corporation, with its principal office at 300 Technology Square — 5th floor, Cambridge, MA 02139, on behalf of themselves and their Affiliates (collectively, “Nuvios”).

Recitals

1.    Ipsen has developed and owns intellectual property rights related to proprietary compounds known as BIM 44058 and analogs and possesses know-how including know-how related to formulation technology including sustained release formulations.

2.    The management of Nuvios has expertise in the development of pharmaceutical products for the treatment of osteoporosis.

3.    Nuvios has interest in having access to BIM-44058 and analogs claimed under the Ipsen Patent Rights (as defined below), to pursue a worldwide development program, and thereafter, to commercialize the resulting products.

4.    The Parties have prepared this Agreement to govern the development and commercialization of products resulting from this Agreement.

Now, therefore, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1 INTERPRETATION — DEFINITIONS

1.1.    In this Agreement, unless the context otherwise requires, all references to a particular Article, Section, or Appendix, shall be a reference to that Article, Section or Appendix, in or to this Agreement, as it may be amended from time to time pursuant to this Agreement.

1.1.1.    Headings are inserted for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.

1.1.2.    This Agreement incorporates all Appendices as a part of this Agreement by reference.

1.1.3.    The term “including” (or any variation thereof such as “include”) shall be without limitation to the generality of the preceding words.

1.1.4.    Unless the contrary intention appears, words in the singular shall include the plural and vice versa.

1.1.5.    Unless the contrary intention appears, words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organization or other entity.

1.1.6.    Reference to any statute or regulation includes any modification or re-enactment of that statute or regulation.

The following capitalized terms, whether used in the singular or the plural, shall have the following meanings as used in this Agreement unless otherwise specifically indicated:

1.2.    Accounting Period shall mean each calendar quarter commencing respectively on January 1, April 1, July 1 and October 1, each being the first day of an Accounting Period, and finishing respectively on March 31, June 30, September 30 and December 31, each being the last day of an Accounting Period.

1.3.    Affiliate shall mean (a) an entity which owns, directly or indirectly, a controlling interest in a Party, by stock ownership or otherwise, (b) any entity in which a. Party owns a controlling interest, by stock ownership or otherwise; or (c) any entity, under direct or indirect common control with a Party. For purposes of this paragraph, “controlling interest” and “control” mean ownership of fifty percent (50%) or more of the voting stock permitted to vote for the election of the board of directors or any other arrangement resulting in control or the right to control the management and the affairs of the Party.

1.4.    BIM-44058 shall mean the compound the chemical structure of which is set forth on Appendix A.

1.5.    Bundled Product shall mean Licensed Product(s) sold to a third party with one or more other products or services in circumstances where either (i) the price of the Licensed Product(s) is not shown separately on the invoice or (ii) the Licensed Product(s) (or a portion of the units of Licensed Product(s)) are detailed on a separate invoice where the price is shown as nil (free of charge) for the Licensed Product(s) (or for those units of the Licensed Product(s)).

1.6.    Confidential Information shall have the meaning set forth in Article 12.

1.7.    Contractor shall mean any third party with whom Nuvios enters into an agreement pursuant to which Nuvios grants to such third party the right to commercialize (including, without limitation, the right to promote, market and/or sell) Licensed Product in any country of the Territory. Notwithstanding the foregoing, the term “Contractor” shall in no event include (i) any Affiliate of Nuvios or (ii) any such third party which whom Nuvios enters into an agreement if the relationship established between Nuvios and such third party pursuant to such agreement is for such third party to be a wholesaler of Licensed Product in any country of the Territory.

1.8.    Cover (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) shall mean that the developing, making, using, offering for sale, promoting, selling or importing of a given compound, formulation or product would infringe a Valid Claim of an issued patent in the absence of a license under such Valid Claim. The determination of whether a compound, formulation or product is covered by a particular Valid Claim shall be made on a country-by-country basis.

1.9.    Development shall mean the Pre-clinical Studies, Phase I, II & III Clinical Trials, filing of NDAs, and other activities, including pharmaceutical and manufacturing development as well as regulatory work, necessary to obtain Regulatory Approval of a Licensed Product.

1.10.    Development Plan shall mean any version and variations of a document prepared for the Development of a Licensed Product in the Territory, that outlines the Development activities including regulatory strategies, to be performed by Nuvios under this Agreement. Such a document shall contain targeted timelines of the Development phases and clinical endpoints.

1.11.    Effective Date shall mean the latest of the dates of signature by each Party as shown on the signature page of this Agreement.

1.12.    EMEA shall mean the European Medicines Agency or any successor agency.

1.13.    FDA shall mean the United States of America Food and Drug Administration or any successor agency.

1.14.    First Commercial Sale shall mean, in each country of the Territory, each first invoiced sale to a third party of Licensed Product in the country after obtaining Regulatory Approval in such country.

1.15.    FTE shall mean a period equivalent to the number of hours that an employee in the full time employment of either Party would be obliged to spend at work in any twelve (12) month period of continuous employment.

1.16.    Gross Sales shall mean the gross amount invoiced by Nuvios, its Affiliates or Contractors for sales of a Licensed Product to third parties in the Territory. For purposes of clarification, the gross amount invoiced among Nuvios, its Affiliates or Contractors with respect to sales of Licensed Product shall not be considered as Gross Sales. Notwithstanding the foregoing provisions of this definition, sales of Licensed Product for use in clinical or pre-clinical trials or other research or development activities or free of charge dispositions of Licensed Product for purposes of a commercially reasonable sampling program shall not give rise to any Gross Sales for purposes of this Agreement.

1.17.    Health Agency shall mean a governmental or official body in a given country of the Territory, including FDA and EMEA, as well as any national or international or local regulatory agency, department, bureau or other governmental entity, which reviews, validates and/or delivers Regulatory Approvals.

1.18.    IND shall mean an application to the FDA, the filing of which is necessary for the first administration to humans of Licensed Product, or the equivalent application to the equivalent agency in any other country or group of countries.

1.19.    Infringe (as a noun, adjective or verb including conjugations and variations such as “Infringed,” “Infringes”, “Infringing” and “Infringement”) shall mean infringement, misappropriation, unauthorized use, misuse or other violation of the Patent Rights, know-how, inventions, trade secrets or other intellectual property (except trademarks) of any person or entity, whether such person or entity owns such Patent Rights, Know-How, inventions, trade secrets or other intellectual property (except trademarks) or otherwise has the valid right of use thereof, including, without limitation, pursuant to a license.

1.20.    Invention shall mean any invention or discovery, whether or not patentable, made as a result of the research or Development activities of a Party or the Parties pursuant to, or in connection with, this Agreement and which relates to Licensed Product or to Licensed Compound. An “Invention” may be made by employees of Ipsen solely or jointly with a third party (an “Ipsen Invention”), by employees of Nuvios solely or jointly with a third party (a “Nuvios Invention”), or jointly by employees of Ipsen and Nuvios with or without a third party (a “Joint Invention”), in each instance as determined by U.S. laws of inventorship.

1.21.    Ipsen Compound Know How shall mean all Ipsen Know-How other than Ipsen Formulation Know-How.

1.22.    Ipsen Compound Patent Rights shall mean all Ipsen Patent Rights other than Ipsen Formulation Patent Rights. The Ipsen Compound Patent Rights on the Effective Date are listed in Appendix B1 to this Agreement.

1.23.    Ipsen Compound Technology shall mean all Ipsen Compound Know-How and Ipsen Compound Patent Rights.

1.24.    Ipsen Formulation Know How shall mean all Ipsen Know-How that is related to the delivery or formulation of peptides (including Ipsen Solid Technology).

1.25.    Ipsen Formulation Patent Rights shall mean all Ipsen Patent Rights that are related to the delivery or formulation of peptides (including Ipsen Solid Technology) The Ipsen Formulation Patent Rights on the Effective Date are listed in Appendix B2 to this Agreement.

1.26.    Ipsen Formulation Technology shall mean all Ipsen Formulation Know-How and Ipsen Formulation Patent Rights.

1.27.    Ipsen Joint Technology Rights shall mean all of Ipsen’s right, title and interest in the Joint Patent Rights and the Joint Inventions.

1.28.    Ipsen Know-How shall mean all Know-How that (A) Ipsen owns, or otherwise under which Ipsen has right to grant licenses or to give access to use, as of the Effective Date or at any time during the Term and (B) is necessary or useful to the research, Development, manufacture, marketing, promotion, use, sale, import or export of Licensed Compound or Licensed Product, including, without limitation, all data and information regarding the safety and efficacy of Licensed Compound or Licensed Product. The term “Ipsen Know-How” shall also include all Know-How in connection with Ipsen Inventions, but shall not include any Joint Inventions.

1.29.    Ipsen Patent Rights means all Patent Rights that (A) Ipsen owns, or otherwise under which Ipsen has the right to grant licenses, as of the Effective Date or at any time during the Term and (B) is necessary or useful to the research, Development, manufacture, marketing, promotion, use, sale, import or export of Licensed Compound or Licensed Product. The term “Ipsen Patent Rights” shall also include all Patent Rights claiming Ipsen Inventions, but shall not include any Joint Patent Rights. Appendix B lists all Ipsen Patent Rights as of the Effective Date.

1.30.    Japanese Development Plan shall mean the then current version of a document that details the development activities and other activities, including pharmaceutical and manufacturing as well as regulatory work to be performed by Teijin in Japan that are necessary or useful to obtain Regulatory Approval and commercialize Licensed Product in Japan.

1.31.    Joint Patent Rights means Patent Rights that claim Joint Inventions.

1.32.    JSC shall mean the Joint Steering Committee referred to in Article 6.

1.33.    Know-How shall mean technical and other information, including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or Development or other developments), formulations, processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data, pre-clinical data and summaries and information contained in submissions to, and information from, ethical committees and Health Agencies, including documents containing any of the above.

1.34.    Licensed Compound means (i) BIM-44058 or (ii) any analog of BIM-44058.

1.35.    Licensed Product Claim means, for a given Licensed Product in a given country of the Territory, a Valid Claim of Ipsen Compound Patent Rights, Ipsen Formulation Patent Rights or Joint Patent Rights that Covers such Licensed Product in such country.

1.36.    Licensed Product shall mean all formulations, dosage forms, and presentations (including vials and pre-filled syringes) of a product or pharmaceutical composition containing a Licensed Compound as a pharmaceutically active agent. Licensed Product may be formulated under the Ipsen Formulation Technology or under the formulation of a third party.

1.37.    Manufacturing Cost shall mean, the internal (calculated with reference to FTE where applicable) and external costs and expenses determined in accordance with generally accepted accounting principles as consistently applied by a Party in the ordinary course of its business, in relation to the manufacture of Licensed Compound and Licensed Product, which costs shall include, but not be limited to the sum of (a) the cost of goods produced, including, but not limited to, direct labor, material, depreciation, energy, quality control, waste disposal and production management, payments to third parties for costs incurred and product testing, as well as allocable overhead, (b) any value added tax or other applicable tax (but not income tax) paid or payable by a Party in connection with the manufacture or supply of Licensed Compound or Licensed Product, and (c) any other costs borne by a Party for the packaging, transport, customs clearance, and storage of Product (e.g., containers, freight, duties, insurance and warehousing).

1.38.    NDA Filing shall mean a New Drug Application filed as a result of activities under this Agreement with the FDA, or the equivalent application to the equivalent agency in any other country of the Territory, the filing of which is necessary to market and sell a Licensed Product, including all amendments and supplements to any of the foregoing.

1.39.    Net Sales shall mean shall mean Gross Sales less deductions (not otherwise taken into account) for the (a) transportation charges including insurance, if included in the invoiced price, (b) sales taxes, excise taxes, value added taxes, customs duties and any use or turnover taxes imposed by any governmental authority upon the production, importation, use or sale of Licensed Products, that are required to be paid to the government by the seller and included in the invoiced price, (c) normal and customary trade, quantity and cash discounts (including prompt pay discounts) allowed and taken, (d) allowances or credits to customers on account of actual rejection or return of Licensed Products or on account of discounts, retroactive price reductions, rebates or administrative fees affecting Licensed Products and (e) amounts written off as uncollectible as actually incurred (and specifically identified) as bad debt in accordance with the seller’s normal accounting procedures, consistently applied.

In the event that a Licensed Product is sold as a component of a Bundled Product, then Net Sales shall be determined by multiplying the Net Sales of the Bundled Product by the fraction A/(A+B) where A equals the average selling price of such Licensed Product sold separately in finished form and B equals the aggregate average selling price of the relevant other product(s) included in such Bundled Product sold separately in finished form, in each case in the relevant country in which sales of such Bundled Product were made, during the same Accounting Period and in similar volumes. In the event that no separate sale of such Licensed Product is made during the applicable Accounting Period in similar volumes and in the relevant country in which the sale of such Bundled Product was made and that there are separate sales of the relevant other product(s) included in such Bundled Product in similar volumes and in the relevant country in which the sale of such Bundled Product was made, then Net Sales shall be determined by multiplying the Net Sales of the Bundled Product by the fraction (E — B)/E, where E equals the average selling price of the Bundled Product for the country in which sales were made. In the event that no separate sale of either such Licensed Product or the relevant other product(s) is made during the applicable Accounting Period in similar volumes and in the relevant country in which the sale of such Bundled Product was made, then Net Sales shall be determined by multiplying the Net Sales of the Bundled Product by the fraction C/(C+D), where C equals the fully absorbed cost of manufacturing such Licensed Product and D equals the fully absorbed cost of manufacturing the relevant other product(s).

1.40.    Nuvios Joint Technology Rights shall mean all of Nuvios’ right, title and interest in the Joint Patent Rights and the Joint Inventions.

1.41.    Nuvios Know-How shall mean all Know-How (A) that is obtained by Nuvios as a result of works performed by Nuvios, or by third parties appointed by Nuvios, pursuant to or in connection with the Development Plan and (B) that is necessary or useful to the research, Development, manufacture, marketing, promotion, use, sale, import or export of Licensed Compound or Licensed Product. The term “Nuvios Know-How” shall also include (i) all INDs and NDAs filed by Nuvios with respect to Licensed Product and all related data and files in connection with such INDs and NDAs and (ii) all Know-How in connection with Nuvios Inventions. Notwithstanding anything express or implied in the foregoing provisions of this definition, the term “Nuvios Know-How” shall not include any Joint Inventions or any invention or Know-How claimed in the Joint Patent Rights.

1.42.    Nuvios Patent Rights means all Patent Rights (A) that are obtained by Nuvios as a result of works performed by Nuvios, or by third parties appointed by Nuvios, pursuant to or in connection with the Development Plan and (B) that are necessary or useful to the research, Development, manufacture, marketing, promotion, use, sale, import or export of Licensed Compound or Licensed Product. Nuvios Patent Rights include (i) any Patent Rights claiming any improvement, invention or discovery obtained or made by Nuvios with respect to Licensed Compounds and/or Licensed Product and (ii) all Patent Rights claiming Nuvios Inventions. Notwithstanding anything express or implied in the foregoing provisions of this definition, the term “Nuvios Patent Rights” shall not include any or all Joint Patent Rights.

1.43.    Nuvios Trademark shall have the meaning attributed to it under Section 11.1.

1.44.    Party shall mean, individually, SCRAS S.A.S. or Nuvios, Inc., and “Parties” shall mean collectively, SCRAS S.A.S. and Nuvios, Inc.

1.45.    Patent Rights shall mean all rights under any patent or patent application in any country of the world, including any substitution, extension or supplementary protection certificate, reissue, re-examination, renewal, division, continuation or continuation-in-part thereof.

1.46.     Phase I Clinical Trial shall mean a human clinical trial normally conducted in healthy volunteers with the aim of establishing the pharmacokinetic, pharmacodynamic and early safety profile.

1.47.    Phase Ib Clinical Trial shall mean a human clinical trial normally conducted in healthy volunteers but in certain circumstances in patients, with the aim of establishing the pharmacokinetic, pharmacodynamic and early safety profile.

1.48.    Phase I Initiation shall mean the date when a Licensed Product is first administered to human subjects for a Phase I Clinical Trial in the Territory.

1.49.    Phase II Clinical Trial shall mean a human clinical trial that is required for Regulatory Approval where a product is tested in a limited number of patients for the purpose of establishing dose ranging and/or first indication of efficacy of product for a therapeutic or prophylactic use.

1.50.    Phase II Initiation shall mean the date when a Licensed Product is first administered to patient for a Phase II Clinical Trial in the Territory.

1.51.    Phase III Clinical Trial shall mean a pivotal multi-center human clinical trial in a large number of patients to establish safety or efficacy in the particular claim and indication tested and required to obtain Regulatory Approval.

1.52.    Phase III Initiation shall mean the date when a Licensed Product is first administered to a patient for a Phase III Clinical Trial in the Territory.

1.53.    Pre-Clinical Package shall mean a package containing available research and pre-clinical data with respect to Licensed Compound or Licensed Product.

1.54.    Pre-Clinical Study shall mean those laboratory tests and studies on animals which are conducted to gather evidence justifying a Phase I Clinical Trial.

1.55.    Regulatory Approval shall mean any and all approvals, licenses, registrations or authorizations (including pricing and reimbursement approvals) whether or not conditional, that are granted by FDA, EMEA or other Health Agency and are necessary for the commercial sale of Licensed Product in a regulatory jurisdiction in the Territory and obtained as a result of activities under this Agreement.

1.56.    Related Agreement shall mean any agreement entered or to be entered into between the Parties pursuant to, and in accordance with, Section 7.3, 8.4, 9.1, Section 9.3 or Section 10.2.

1.57.    Research Agreement shall mean the agreement referred to Article 7.3 whereby Ipsen should carry out research work on the Ipsen Formulation Technology with Licensed Compound and/or Licensed Product.

1.58.    ROW shall mean all countries of the Territory except the United States of America.

1.59.    Royalty Term shall mean for each Licensed Product and each country of the Territory, the later of (a) expiration of the last to expire Licensed Product Claim in such country with respect to such Licensed Product and (b) ten (10) years from the First Commercial Sale in such country of such Licensed Product. With regards to the calculation of the ten-year period, the EU shall be considered as one country. Notwithstanding anything express or implied in the foregoing provisions of this definition, if, with respect to any Licensed Product in any country of the Territory, on the date that is ten (10) years from the First Commercial Sale in such country of such Licensed Product, there is no Valid Claim of an issued patent within the Ipsen Patent Rights or the Joint Patent Rights that Covers such Licensed Product in such country, then the Royalty Term for such Licensed Product in such country shall automatically expire and terminate on such date.

1.60.    Teijin means Teijin Pharma Ltd, Iino Building, 1-1, Uchisaiwaicho 2-chome, Chiyoda-ku, Tokyo 100-8585, Japan, Ipsen’s current third party licensee in Japan licensed under Ipsen Patent Rights and Ipsen Know-How to develop, market, distribute, offer for sale, sell, and/or import, Licensed Product in Japan. In the event that any other person or entity becomes licensed under Ipsen Patent Rights and Ipsen Know-How to research, develop, market, distribute, offer for sale, sell and/or import Licensed Product in Japan or in the event that Ipsen develops, markets, distributes, offer for sale, sells and/or imports Licensed Product in Japan, then, for purposes of this Agreement, the term “Teijin” shall mean such other person or entity, or Ipsen, as the case may be.

1.61.    Teijin Agreement means that certain agreement between Teijin and Ipsen, as in effect from time to time, pursuant to which, among other things, Ipsen has licensed Teijin under the Ipsen Patent Rights and Ipsen Know-How to research, develop, market, distribute, offer for sale, sell and/or import Licensed Product in Japan.

1.62.    Term shall have the meaning set forth in Section 15.1.

1.63.    Territory shall mean all countries of the world, except Japan, and subject to co-marketing and co-promotion rights reserved to Ipsen in France pursuant to this Agreement.

1.64.    Unlicensed Product shall mean, with respect to any Licensed Product in any given country within the Territory, any product or pharmaceutical composition that (A) consists of or contains the same active pharmaceutical ingredient as such Licensed Product, and (B) is commercially available in such country other than as a result of the licenses granted by Ipsen to Nuvios pursuant to this Agreement.

1.65.     Valid Claim shall mean a claim in any (a) unexpired and issued Patent Right that has not been dedicated to the public, disclaimed, revoked or held invalid by a final unappealable decision or unappealed decision of a court of competent jurisdiction after the period for filing an appeal has expired or (b) pending patent application which patent application has been on file with the application patent office for no more than fifteen (15) years from the earliest date from which the patent application was filed or claims earliest priority, provided in case the patent application concerned is a Nuvios Patent Right or Ipsen Patent Right, Nuvios or Ipsen (as applicable) has undertaken good faith, consistent and reasonable commercial efforts to advance to issuance of a Patent Right.

ARTICLE 2 GRANT OF RIGHTS

2.1.     License to Nuvios.

Subject to the terms of this Agreement, Ipsen grants to Nuvios:

•an exclusive (even as to Ipsen ) right and license in all countries of the Territory, under the Ipsen Compound Technology and the Ipsen Joint Technology Rights, to research, develop, register, use, make, have made, import, export, market, distribute, offer for sale and sell Licensed Compound and/or Licensed Product in the Territory (it being understood and agreed that, notwithstanding the foregoing exclusive grant to Nuvios, Nuvios hereby authorizes and consents to the exercise by Ipsen of any and all rights under the Ipsen Compound Technology if and to the extent necessary for the sole purpose of Ipsen performing its obligations under Section 9.1 of this Agreement or under the Research Agreement),

•an exclusive (even as to Ipsen and Teijin) right and license under the Ipsen Compound Technology and the Ipsen Joint Technology Rights, to make and have made Licensed Compound and/or Licensed Product in Japan (it being understood that the foregoing exclusive grant to Nuvios shall not limit or diminish the obligations of Nuvios pursuant to Article 9 hereof), and

•an exclusive (even as to Ipsen) license in all countries of the Territory, under Ipsen Formulation Technology, for use thereof only and solely to develop, register, use, make, have made, import, export, market, distribute, offer for sale and sell Licensed Compound and/or Licensed Product in the Territory, to the exclusion of any use of the Ipsen Formulation Technology for research purposes. Notwithstanding the foregoing exclusive license rights granted to Nuvios in this paragraph with respect to the Ipsen Formulation Technology, Nuvios shall not exercise any or all of such exclusive license rights with respect to any formulation for Licensed Compound and/or Licensed Product that is different from the current formulation therefore as of the Effective Date unless and until Nuvios and Ipsen enter into the Research Agreement. During the Term, (i) Ipsen shall not, except pursuant to the Research Agreement, use all or any portion of the Ipsen Formulation Technology for research purposes related to, or in connection with, Licensed Compound and/or Licensed Product, and (ii) Ipsen shall not grant to any third party the right to use all or any portion of the Ipsen Formulation Technology for research purposes related to, or in connection with, Licensed Compound and/or Licensed Product. During the Term, (x) Ipsen shall not use all or any portion of the Ipsen Formulation Technology for any purpose or use (including, without limitation, research, development and commercial purpose or use) related to, or in connection with, Parathyroid Hormone (“PTH”), PTH related protein (“PTHrP”) or analogs of PTH or PTHrP, and (y) Ipsen shall not grant to any third party the right to use all or any portion of the Ipsen Formulation Technology for any purpose or use (including, without limitation, research, development and commercial purpose or use) related to, or in connection with, PTH, PTHrP or analogs of PTH or PTHrP.

2.2.    Rights retained by Ipsen:

For the avoidance of doubt, Ipsen retains all rights to and under the Ipsen Formulation Technology (i) in relation to any compounds, or products containing any compound, other than Licensed Compound, Licensed Product, PTH, PTHrP or analogs of PTH or PTHrP, and (ii) to perform Ipsen’s obligations under the Research Agreement.

In respect of Licensed Compound and Licensed Product in France: Ipsen may elect to co-promote or co-market Licensed Product in France under the conditions set forth in Article 10.2 hereof, in which case Ipsen shall co-promote or co-market, as the case may be, Licensed Product in France pursuant to, and in accordance with, the provisions of Article 10.2.

All rights in and to the Ipsen Compound Technology and Ipsen Formulation Technology not expressly granted to Nuvios under this Agreement are reserved exclusively to Ipsen.

2.3.    Sublicenses

The rights and licenses granted to Nuvios under Section 2.1 shall include the right to grant sublicenses to a third party under such rights and licenses, in whole or in part, and shall also include the right to grant to any direct or indirect third party sublicensee of such rights and licenses granted to Nuvios under Section 2.1 the right of such direct or indirect third party sublicensee to further sublicense such rights and licenses to Nuvios under Section 2.1 to another third party. If Nuvios grants a sublicense pursuant to this Section 2.3, Nuvios shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the third party sublicensee to the same extent as they apply to Nuvios with respect to, and to the extent, of the rights sublicensed. Nuvios shall assume full responsibility for the performance of all obligations so imposed by Nuvios on such third party sublicensee and will itself account to Ipsen for all payments due under this Agreement by reason of such sublicense.

2.4.    Contractors

The rights and licenses granted to Nuvios under Section 2.1 shall include the right to grant rights to Contractors under such rights and licenses, in whole or in part, and shall also include the right to grant to any direct or indirect third party Contractors the right of such direct or indirect Contractors to further subcontract such rights to another third party. If Nuvios enter into an agreement with a Contractor pursuant to this Section 2.4, Nuvios shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the Contractor to the same extent as they apply to Nuvios with respect to, and to the extent, of the rights granted. Nuvios shall assume full responsibility for the performance of all obligations so imposed by Nuvios on Contractor and will itself account to Ipsen for all payments due under this Agreement by reason of such subcontract.

2.5.    Licenses to Ipsen

Subject to the terms of this Agreement, Nuvios shall grant to Ipsen an exclusive (even as to Nuvios) royalty free license under Nuvios Inventions, Nuvios Joint Technology Rights, Nuvios Know-How and Nuvios Patent Rights, to research, develop, register, use, import, export, market, distribute, offer for sale and sell Licensed Compound and/or Licensed Product in Japan; provided, however, that (i) such Licensed Compound and/or Licensed Product is Covered by a Valid Claim of Ipsen Patent Rights in the United States, Canada and the European Union and (ii) such Licensed Compound and/or Licensed Product is the same compound or product as Licensed Compound and/or Licensed Product Developed or being Developed by Nuvios pursuant to the Development Plan. Nuvios shall make and implement any such grant of exclusive license rights to Ipsen at such time as Ipsen shall have presented evidence reasonably satisfactory to Nuvios that all inventions, know-how or patent rights owned or controlled by Teijin that are necessary or useful to research, develop, register, use, import, export, market, distribute, offer for sale and sell Licensed Compound and/or Licensed Product in the Territory are included within Ipsen Compound Technology. Such evidence may include a written agreement executed by Teijin acknowledging and agreeing that, for purposes of this Agreement, all inventions, know-how or patent rights owned or controlled by Teijin that are necessary or useful to research, develop, register, use, import, export, market, distribute, offer for sale and sell Licensed Compound and/or Licensed Product in the Territory are included within Ipsen Compound Technology. Ipsen shall have the right to sublicense to Teijin any or all of the exclusive license rights that Nuvios shall grant to Ipsen in the manner contemplated under this paragraph, and otherwise Ipsen shall not have the right to sublicense, assign or otherwise transfer to any person or entity any or all of such exclusive license rights. Subject to the terms of this Agreement, Nuvios shall grant to Ipsen a non-exclusive license under Nuvios Inventions, Nuvios Know-How and Nuvios Patent Rights, to co-promote or co-market Licensed Compound and/or Licensed Product in France pursuant to, and in accordance with, the provisions of Article 10.2. Nuvios shall make and implement any such grant of non-exclusive license rights to Ipsen in the co-promotion agreement or co-marketing agreement to be entered into by the Parties pursuant to, and in accordance with, the provisions of Article 10.2. Ipsen shall not have the right to sublicense, assign or otherwise transfer to any person or entity any or all of the non-exclusive license rights that Nuvios shall grant to Ipsen in the manner contemplated under this paragraph.

2.6.    Prohibited Uses and Activities

2.6.1.    Ipsen shall not use any Ipsen Compound Technology, Ipsen Formulation Technology or any Ipsen Joint Technology Rights in contravention or violation of the exclusive license rights granted to Nuvios pursuant to Section 2.1. Ipsen shall not grant licenses or otherwise transfer any rights to any person or entity (other than Nuvios) if and to the extent that any such grant or other transfer would violate, contravene, conflict with, or be inconsistent with the exclusive license rights granted to Nuvios pursuant to Section 2.1.

2.6.2.    In addition, at any time from and after the Effective Date and for as long as Ipsen receives royalties pursuant to Article 4 of this Agreement with respect to any country of the Territory and there is no Unlicensed Product being sold in such country of the Territory by persons other than Ipsen or any of its Affiliates, (i) none of Ipsen and its Affiliates, shall register, use, make, import, export, market, distribute, offer for sale and sell any Unlicensed Product in such country of the Territory, and (ii) none of Ipsen and its Affiliates shall enter into any agreement with any person or entity (other than Nuvios) pursuant to which such person or entity other than Nuvios shall research, develop, register, use, make, have made, import, export, market, distribute, offer for sale and sell Licensed Compound, Licensed Product and/or Unlicensed Product in such country of the Territory.
ARTICLE 3 MILESTONE PAYMENTS

3.1.    Subject to the provisions of Sections 3.2 and 3.3 below, Nuvios shall pay to Ipsen the following non-refundable and non-creditable amounts upon the occurrence of the following events:

Events	Amount

Concurrently with the execution of this Agreement	USD	250,000

Within 60 days of the first of (i) completion of the first Phase Ib final study report where the clinical endpoints set forth in the Development Plan are reached or (ii) Phase II Initiation by Nuvios	USD	250,000

Within 60 days of completion of the first Phase II final study report where the clinical endpoints set forth in the Development Plan are reached	USD	500,000

Within 15 days of initiation of the first Phase III study (at the election of Nuvios, up to 50% payable in Nuvios stock provided stock price has been agreed within a 60-day negotiation period)	EUR	1 million

Within 15 days of the submission of the NDA to the FDA, and the acceptance by the FDA of such submission for review	EUR	[*]

Within 15 days of approval of the NDA by the FDA	EUR	8 million

Within 15 days of Regulatory Approval by the EMEA or first Regulatory Approval by any European Union Member State.	EUR	[*]

Within 90 days of end of first calendar year in which Net Sales of Licensed Product in such calendar year are equal to or greater than USD 250 m	EUR	[*]

Within 90 days of end first calendar year in which Net Sales of Licensed Product in such calendar year exceed USD 300 m	EUR	[*]

Each milestone payment by Nuvios to Ipsen pursuant to the foregoing provisions of this Section 3.1 shall be paid only once, regardless of how many times a particular milestone is achieved and notwithstanding that more than one Licensed Product achieves a given milestone. Without limiting the generality of the foregoing sentence, in no event shall the aggregate amount of milestone payments made by Nuvios to Ipsen pursuant to this Section 3.1 under any circumstances exceed (i) one million (1,000,000) USD and thirty six million (36,000,000) EUR.

3.2.    Subject to the provisions of Section 3.3 below, should Nuvios sublicense or otherwise grant or transfer, whole or part of this Agreement to a third party sublicensee or Contractor, Nuvios shall make payment to Ipsen of the Share (defined below) of all upfront fees and all milestone payments received by Nuvios from such sublicensees or Contractors in direct or indirect consideration for such grant of rights.

3.3. The Share shall depend on when the agreement referred to in article 3.2 above with such sublicensee or Contractor is executed by Nuvios:

Date of execution of the agreement	Share payable within thirty (30) days following execution of the agreement
Before Phase Ib is completed	[*]	%

After Phase Ib is completed and before first NDA filing	[*]	%

After first NDA filing	[*]	%

provided however that:

3.3.1.     in the event that Nuvios grants rights to a sublicensee or Contractor with respect to all countries in the Territory, then the payments that Nuvios is required to make to Ipsen pursuant to Section 3.2 hereof and this Section 3.3 shall be in lieu of remaining Milestone Payments that Nuvios would otherwise be required to pay to Ipsen pursuant to Section 3.1 above, and

3.3.2.     in the event that Nuvios grants rights to a sublicensee or Contractor with respect to only some of the countries in the Territory, then all remaining Milestone Payments owed by Nuvios to Ipsen pursuant to Section 3.1 shall be appropriately and equitably reduced to reflect and account for the market size that is accounted for by those countries in the Territory in respect of which Nuvios has granted such rights relative to the market size that is accounted for by all countries in the Territory.

ARTICLE 4 PAYMENTS BASED ON SALES OF LICENSED PRODUCT

4.1.    Royalties.

(a)    In consideration for the rights and license granted under Section 2.1. and regardless of the fact that Ipsen Formulation Technology is, or is not an element of Licensed Product, Nuvios shall, subject to the provisions of Sections 4.2 and 4.3 below, pay royalties to Ipsen based upon Net Sales of any given Licensed Product in any given country in the Territory during the Royalty Term applicable to sales of such Licensed Product in such country, which royalties shall be equal to 5% of such Net Sales. For purposes of clarification, the determination of the amount of royalties due Ipsen pursuant to this Section 4.1(a) shall be made on a Licensed Product-by-Licensed Product basis and on a country-by-country basis. Payment of royalties due to Ipsen pursuant to this Section 4.1(a) shall be made in accordance with the provisions of Article 5 hereof.

(b)    In consideration for the rights and license under Ipsen Know-How granted to Nuvios pursuant to this Agreement, Nuvios shall pay royalties to Ipsen based upon net sales by Nuvios, its Affiliates, sublicensees or other commercialization contractors of any pharmaceutical product (other than Licensed Compound or Licensed Product) that is a Nuvios Invention and that was derived from or based on Ipsen Know-How that is Confidential Information of Ipsen, which royalties shall be equal to [*] percent ([*]%) of such net sales. For the purpose of calculating the royalties due to Ipsen pursuant to this Section 4.1(b), the provisions of Section 4.1(a) (other than the royalty rate specified therein), Section 4.2, Section 4.3 and Article 5 hereof and the definition of Net Sales shall apply “mutatis mutandis”. Nuvios shall have the unilateral right to terminate Ipsen’s rights under this Section 4.1(b), upon written notice to Ipsen with immediate effect, if Ipsen in any country of the world brings an action or proceeding seeking to have a Nuvios Patent Right or Joint Patent Right declared invalid or unenforceable

(c)    Notwithstanding the foregoing provisions of Section 4.1(a) and Section 4.1(b) or any other provisions of this Agreement to the contrary, in the event that Ipsen or its Affiliates, has committed a material breach of article 2.1 or article 2.6 as a result of any actions or activities of Ipsen or its Affiliates in a country of the Territory, then all obligations of Nuvios, its Affiliates, sublicensees or Contractors under this Section 4.1 to pay royalties in such country shall terminate effective immediately upon Nuvios giving written notice of termination to Ipsen.

4.2.    Adjustments related to Unlicensed Products.

Notwithstanding anything express or implied in Section 4.1 to the contrary, if, in a given country of the Territory, (i) there is no Valid Claim of an issued patent within Ipsen Patent Rights or Joint Patent Rights that Covers the composition of matter of a Licensed Product, the methods of use thereof and/or manufacturing or formulation processes thereof in such country, and (ii) either:

(A) aggregate unit sales in such country of Unlicensed Products constitute more than [*]% of the market share on a per unit basis with respect to all unit sales of such Unlicensed Products and such Licensed Product in such country THEN Nuvios, its Affiliates, sublicensees or Contractors shall have the right to calculate royalty payments by including only [*]% of the amount of Net Sales Nuvios, its Affiliates, sublicensees or Contractors would have otherwise included for such country to calculate royalty payments, or constitute more than [*]% of the market share on a per unit basis with respect to all unit sales of such Unlicensed Products and such Licensed Product in such country THEN the obligation of Nuvios, its Affiliates, sublicensees or Contractors to pay royalties to Ipsen pursuant to Section 4.1(a) with respect to sales of such Licensed Product in such country shall terminate and be of no further force or effect.

OR (B) Unlicensed Products are commercially available in such country and the per unit retail price of such Licensed Product has suffered a decline of more than [*]% from the per unit price at which such Licensed Product was being sold in such country immediately prior to the commercial entry of such Unlicensed Products in such country, THEN Nuvios, its Affiliates, sublicensees or Contractors shall have the right to calculate royalty payments by including only [*]% of the amount of Net Sales Nuvios, its Affiliates, sublicensees or Contractors would have otherwise included for such country to calculate royalty payments, or has suffered a decline of more than [*]% from the per unit price at which such Licensed Product was being sold in such country immediately prior to the commercial entry of such Unlicensed Products in such country, THEN the obligation of Nuvios, its Affiliates, sublicensees or Contractors to pay royalties to Ipsen pursuant to Section 4.1(a) with respect to sales of such Licensed Product in such country shall terminate and be of no further force or effect.

4.3.    Adjustments Related to third party Payments.

If, in connection with any Licensed Compound or Licensed Product, Nuvios is obligated to remit payments to third parties in relation to intellectual property rights owned by such third parties, including, without limitation, when Nuvios licenses in formulation technology from third party for use with Licensed Compound or Licensed Product and/or as determined pursuant to Article 11.7 of this Agreement, Nuvios shall be permitted to offset against payments due to Ipsen under this Agreement up to fifty percent (50%) of any payments due to such third parties during any calendar year, provided however that this offset does not result in a reduction of more than [*]% of the royalty payments that would otherwise have been due to Ipsen in any calendar year. In case Nuvios has not been able to offset any allowed amount during any relevant calendar year, no resulting payment shall be due from Ipsen to Nuvios as a result of such shortfall, but Nuvios shall be entitled to carry over such shortfall to one or more subsequent calendar years and seek to offset the full amount of such shortfall against payments otherwise due to Ipsen in such subsequent calendar year or calendar years (subject always to the limitation set forth in this Section 4.3 that in no event shall royalty payments that would otherwise have been due to Ipsen during in any calendar year be reduced by more than [*]%).

ARTICLE 5 PAYMENT, REPORTING, AUDITING

5.1.    Currency and Conversion.

All payments under this Agreement shall be in Euros except the milestone payments indicated in 3.1 to be in US Dollars as well as royalty payments referred to in this Article 5.1 with respect to Net Sales in the USA.

Calculation of Net Sales and royalties by Nuvios:

With respect to the USA: For the purpose of the royalty calculation for the USA, Nuvios shall calculate Net Sales and calculate and pay corresponding royalties in USD.

With respect to ROW: For the purpose of the royalty calculation for the ROW, Nuvios shall calculate Net Sales and corresponding royalties in Euros. For this purpose, whenever calculations of Net Sales or royalties require conversion from any currency (other than Net Sales achieved in the Euro zone), Nuvios shall convert into EUROS the amount of Gross Sales and Net Sales, using the middle market spots exchange rates (as published in the Wall Street Journal European Edition or if no longer available any other sources mutually-agreed by the Parties) of the last working day of each applicable Accounting Period.

5.2.    Payments and Reporting.

After the First Commercial Sale of Licensed Product in the Territory, Nuvios shall calculate royalties quarterly at the end of each Accounting Period (i.e., March 31, June 30, September 30 and December 31) and shall pay royalties on Net Sales quarterly within sixty (60) days after the end of each Accounting Period.

With each such payment, Nuvios shall provide in writing to Ipsen for the relevant Accounting Period at least the following information split by United States of America, EU, and any other countries of the Territory:

•Gross Sales (expressed in the currency in which the sale of Licensed Product is made, and for Gross Sales achieved in the ROW, the applicable conversion rates and the resulting amount in Euros);

•Net Sales (expressed in the currency in which the sale of Licensed Product is made, and for Net Sales achieved in the ROW, the applicable conversion rates and the resulting amount in Euros);

•Total royalty payable (expressed in USD for the Net Sales achieved in the USA and in Euros with respect to ROW).

5.3.    Late payments. Any payment under Articles 3 and 4 that is not timely paid shall bear interest, to the extent permitted by applicable law, at the average one month European Interbank Offered Rate (EURIBOR) as reported by Datastream (or a successor or similar organization) from time to time, calculated on the number of days such a payment is overdue, plus two (2) percentage points.

5.4.    Taxes

Each Party shall pay all sales, turnover, income, revenue, value added, and other taxes levied on account of payments accruing or made to it under this Agreement. Nothing in the foregoing sentence shall be deemed to affect the definition of Manufacturing Cost and/or any right that either Party specifically is provided or granted under this Agreement to charge and collect from the other Party the Manufacturing Cost incurred by such Party in connection with Licensed Product supplied by such Party to the other Party.

If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any amounts payable under this Agreement to a Party, the other Party (“Withholding Party”) shall promptly pay such tax, levy or charge for and on behalf of the Party to the proper governmental authority, and shall promptly furnish the Party with a signed original certificate of such tax deduction. The Withholding Party shall have the right to deduct any such tax, levy or charge actually paid from payment due by the Party or be promptly reimbursed by the Party if no further payments are due by the Party. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

5.5.    Blocked Countries. If by reason of law Nuvios is unable to convert to Euros a portion of the amount due by it under this Agreement, then Nuvios shall notify Ipsen in writing and Nuvios shall pay to Ipsen such portion in the currency of any other country designated by Ipsen and legally available to Nuvios.

5.6.    Accounting.

Nuvios shall maintain and shall cause its Affiliates and Contractors to maintain full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable under this Agreement. Such books of account shall be kept at their principal place of business. Nuvios shall permit Ipsen, by independent qualified public accountants selected by Ipsen and reasonably acceptable to Nuvios, to examine such books and records at any reasonable time, but not later than three (3) years following the rendering of any corresponding reports, accountings and payments pursuant to this Agreement. The foregoing right of review may be exercised only once during each twelve (12) month period. Such accountants may be required by Nuvios to enter into a reasonably acceptable confidentiality agreement, and in no event shall such accountants disclose to Ipsen any information other than such as relates to the accuracy of reports and payments made or due hereunder. The opinion of said independent accountants regarding such reports, accountings and payments shall be binding on the parties other than in the case of manifest error. Ipsen shall bear the cost of any such examination and review; provided that if the inspection and audit shows an underpayment of royalty of more than five percent (5%) of the amount due for the applicable Accounting Period, then Nuvios shall promptly reimburse Ipsen for all costs incurred in connection with such examination and review. Nuvios shall promptly pay to Ipsen the amount of any such underpayment revealed by an examination and review together with late payment interest pursuant to Article 5.3.

ARTICLE 6 DEVELOPMENT GOVERNANCE

6.1.    Joint Steering Committee:

The Parties shall establish a Joint Steering Committee (JSC) which shall act as a consultative body for the purpose of monitoring the design and implementation of the Development Plan and generally as the forum for information sharing with respect to the

Development Plan. The JSC will consist of an equal number of representatives from each Party (one or more). Each Party shall, within forty five (45) days after the Effective Date, select its initial representatives and set a date shortly thereafter (no later than 45 days) for the first meeting of such JSC. Each Party may replace its representatives at any time on prior written notice to the other Party. The Chairperson of the JSC shall be from Nuvios. The Chairperson shall be responsible for providing an agenda for each meeting at least ten (10) business days in advance of such meeting.

The JSC shall be responsible for:

•Monitoring the Development activities carried out by Nuvios under the Development Plan

•co-ordinating the Development Plan and Japanese Development Plan and activities thereunder, including scheduling and prioritization thereof;

•deciding on changes to Development Plan;

6.2.    Japanese Development Committee: Development works to be undertaken in Japan shall be set forth in the Japanese Development Plan which shall be (i) consistent with the Development Plan, (ii) consistent with the determinations made by the JSC with respect to development activities to be pursued, continued, discontinued or modified in Japan for the purposes of optimizing the global development of Licensed Compound or Licensed Product in both the Territory and Japan or for purposes of reducing the risk of global development of Licensed Compound or Licensed Product in both the Territory and Japan and (iii) determined in collaboration with Teijin within the framework of a committee made of representatives of Ipsen and Teijin (Japanese Development Committee). The chairman of the Japanese Development Committee shall at all times be a member appointed by Ipsen. Ipsen shall represent Nuvios’ interest on the basis of Nuvios’ instructions to Ipsen in the Japanese Development Committee and shall not take without prior approval from Nuvios any decision with regards to the clinical and the regulatory strategy in Japan. Nuvios shall provide Ipsen with detailed written instructions related to the Japanese Development Plan and its performance in a timely manner so as to enable Ipsen to comply with its obligations under this article 6.2.

6.3.    Meetings of the Joint Steering Committee:

The JSC shall meet at least twice (2) per year, with at least one (1) meeting during each year in person (the location of each meeting in person to alternate between the offices of each Party), for so long as the Development Plan contemplates clinical development of a Licensed Product. The JSC may appoint working sub-groups to communicate frequently and outside formal meetings.

The Party hosting a meeting shall prepare written draft minutes of the meeting in reasonable detail and distribute such draft minutes to all members of the JSC for comment and review within ten (10) business days after the relevant meeting. The JSC members shall have seven (7) business days to provide comments. The Party preparing the minutes shall incorporate timely received comments and distribute finalized minutes to all members of the JSC within twenty four (24) business days of the relevant meeting.

6.4.     Meetings of the Japanese Development Committee:

The Japanese Development Committee shall first meet no later than sixty days following signature of the first Development Plan. Thereafter the Japanese Development Committee shall meet no less than every four (4) months as decided by the chairman of the Japanese Development Committee. Additional meetings can be convened by Ipsen or Teijin with no less than thirty (30) days prior written notice which shall include the agenda for such extraordinary meeting. The agenda of the meetings shall be prepared by the chairman of the Japanese Development Committee and shall include any matter raised by Ipsen or Teijin for discussion within the Japanese Development Committee.

Meetings of the Japanese Development Committee shall take place alternatively in Teijin’s or Ipsen premises, in person or by video or teleconference. Ipsen shall invite and Nuvios shall be entitled to attend and participate in all meetings of the Japanese Development Committee, but shall have no voting right. Minutes of the meetings shall be prepared and sent to all members of the Japanese Development Committee by the chairman of the Japanese Development Committee. Ipsen shall, without delay, supply Nuvios with a copy thereof for Nuvios’ comments as appropriate.

6.5.    Decision-making authority:

Decisions of the JSC shall generally be taken by consensus. In the event of a disagreement or a deadlock, Nuvios shall have the right to cast a tie-breaking vote. It is understood and agreed that the exercise by Nuvios of a tie-breaking vote so as to resolve a disagreement or deadlock at the Joint Steering Committee shall in no way result in the elimination or reduction of Nuvios’ obligation to use reasonable commercial efforts to develop and commercialize Licensed Product in those countries within the Territory where it is commercially reasonable to do so in accordance with the applicable provisions of Article 7.

ARTICLE 7 DEVELOPMENT PLAN AND CONDUCT OF DEVELOPMENT ACTIVITIES

7.1.    Development Plan

The Parties have agreed upon the first Development Plan in the form attached as Appendix C.

7.2.    Conduct of Development activities

Subject to the provisions set forth below in this Section 7.2, Nuvios shall use reasonable commercial efforts to develop the Licensed Product for registration and commercialization in those countries within the Territory where it is commercially reasonable to do so.

Subject to the provisions set forth below in this Section 7.2, Nuvios shall use reasonable commercial efforts to complete the Development Plan in order to obtain FDA, EMEA and any other Regulatory Approvals for one Licensed Product in those countries within the Territory where it is commercially reasonable to do so. Nuvios shall use reasonable commercial efforts to conduct its tasks and obligations under the Development Plan:

•in accordance with Good Laboratory, Good Clinical and Good Manufacturing Practices, to the extent these are applicable;

•in accordance with all relevant legal requirements and shall be responsible for obtaining all necessary approvals therefore from any Health Agency or applicable competent authority; and,

•keeping or causing to be kept written laboratory notebooks and other records and reports of the results and progress of the works to be performed in sufficient detail for to accomplish its obligations under this Agreement.

Nuvios shall have ultimate responsibility for all aspects of Development of Licensed Product in the Territory, and shall bear all related costs. Nuvios shall have no responsibility for development and costs of Licensed Product in Japan.

The Parties acknowledge that time shall be of the essence in this Agreement and thus that the time deadlines defined in any Development Plan should be complied with and, as a matter of principle, not be postponed. However, the Parties agree that the time deadlines defined in any Development Plan may be reasonably modified by the JSC.

Notwithstanding the provisions of the immediately preceding paragraph or the other provisions of this Agreement (including, without limitation, this Article 7) to the contrary, Nuvios reserves the right to cause the JSC at any time to change or modify the Development Plan or any of the preclinical studies or clinical trials described in the Development Plan (and the time deadlines defined in the Development Plan), or to abandon any portion of the Development Plan or discontinue any such preclinical studies or clinical trials, in response to (i) regulatory requirements, (ii) scientific constraints, (iii) significant increases in the anticipated costs of Development, (iv) any significant adverse event or condition relating to the safety or efficacy of a Licensed Product, (v) significant changes in the anticipated costs of manufacturing, (vi) significant adverse changes in market conditions or in market potential of a drug candidate, or (viii) any reasonable determination made by Nuvios in good faith that such change, modification, abandonment or discontinuation is designed ultimately to improve the probability of obtaining Regulatory Approval of Licensed Product in the Territory.

Nuvios shall communicate to Ipsen in a timely manner all Nuvios Know How, and Ipsen shall be authorized to communicate to Teijin all of such Nuvios Know How, free of charge, provided that Ipsen takes appropriate steps (including, without limitation, entering into appropriate confidentiality agreements) to ensure that all of such Nuvios Know How disclosed by Ipsen to Teijin is only considered, evaluated and (to the extent permitted pursuant to Section 2.5 hereof) used by Teijin for purposes related only and exclusively to the development and further commercialization of License Product in Japan. At the request of Nuvios, Ipsen shall cause Teijin to enter into a confidentiality agreement with Nuvios in form and substance reasonably satisfactory to Nuvios and Teijin. Nuvios’ agreement and obligations under this paragraph are subject to compliance by Ipsen with all of its agreements and obligations set forth in the next paragraph.

Ipsen shall communicate, or shall cause Teijin to communicate to Ipsen or Nuvios, free of charge and in a timely manner all Know-How, intellectual property rights and data resulting from the performance of the Japanese Development Plan provided that all of such Know-How, intellectual property rights and data disclosed by Ipsen to Nuvios is only considered, evaluated and used by Nuvios for purposes related only and exclusively to the development and commercialization of Licensed Product in the Territory. At the request of Teijin, Nuvios shall enter into confidentiality with Teijin in form and substance reasonably satisfactory to Nuvios and Teijin. Ipsen’s agreement and obligations under this paragraph are subject to compliance by Nuvios with all of its agreements and obligations set forth in the immediately preceding paragraph.

Ipsen shall ensure that the Japanese Development Plan is consistent in all material respects with the Development Plan, and Ipsen shall cause Teijin and the Japanese Development Committee to make such changes to the Japanese Development Plan to ensure that it is consistent in all material respects to the Development Plan. In addition, in the event that the Development Committee determines that changing or modifying the Japanese Development Plan or any of the preclinical studies or clinical trials described in the Japanese Development Plan (or the time deadlines defined in the Japanese Development Plan), or the abandonment of any portion of the Japanese Development Plan or discontinuation of any preclinical studies or clinical trials described in the Japanese Development Plan, is in the best interests of the global development and commercialization of Licensed Product in both the Territory and Japan, then Ipsen shall use reasonable commercial efforts (including, without limitation, enforcing Ipsen’s rights under the Teijin Agreement) to cause Teijin and the Japanese Development Committee to make and/or implement such changes, modifications, abandonment or discontinuation.

It is understood that Teijin shall have responsibility for day to day operations under the Japanese Development Plan.

7.3.    Research programme on Ipsen Formulation Technology

In the event Nuvios intends to develop a formulation of the Licensed Product with the Ipsen Formulation Technology, Nuvios and Ipsen shall agree and enter into a separate research agreement containing a research work program and budget under which Ipsen shall use reasonable commercial efforts to carry out research activities to provide Nuvios with a Licensed Product formulated with Ipsen Formulation Technology. All research activities carried out by Ipsen pursuant to this Section 7.3 will be charged by Ipsen to Nuvios at the following rates:

•Internal costs: USD [*] per FTE

•External costs: at cost.

Any such costs shall be invoiced by Ipsen to Nuvios quarterly in advance (with respect to internal costs) and shall be payable within thirty (30) days of the date of each invoice which shall also set forth those third party invoices received during the preceding quarter. Invoice shall include the addition of value added tax or any similar tax which may be applicable. In no event shall Ipsen invoice Nuvios, and Nuvios be required to pay, for amounts in excess of the amounts set forth in the budget agreed upon by the Parties, unless otherwise agreed between the Parties.

Ipsen provides no guarantee of success that its research activities under such research agreement will be successful and will result in a Licensed Compound formulated with Ipsen Formulation Technology that is eligible for further development activities.

The Parties acknowledge that time shall be of the essence in this Agreement and thus that the time deadlines defined in any research work program agreed by both Parties pursuant to this Section 7.3 should be complied with and, as a matter of principle, not be postponed. However, the Parties agree that the time deadlines defined in any such research work program may be reasonably modified by the Parties.

Ipsen may not transfer, delegate or assign any of its obligations under this Section 7.3 to any person or entity without the prior written consent of Nuvios, which shall not be unreasonably withheld or delayed.

ARTICLE 8 DEVELOPMENT — REGULATORY AND SAFETY

8.1.    Transfer of Ipsen Know-How and Documentation to Nuvios. The Parties agree that, promptly following the Effective Date, at the reasonable request from Nuvios, Ipsen shall transfer:

•Any historical Serious Adverse Events reports - Research and development reports

•Any copies of any correspondence in its possession or under its control with any regulatory agencies related to Licensed Compound

•Copies of all documents in its possession or under its control relating to any Ipsen Know-How pertaining to the research, Development or manufacture of Licensed Compound or Licensed Product

•Copies of all patents and patent applications included within Ipsen Patent Rights pertaining to Licensed Compound or Licensed Product

Upon the reasonable request from Nuvios made at any time or from time to time during the Term, Ipsen shall transfer to Nuvios all of the items listed above to the extent that such items have not previously been transferred to Nuvios.

In addition, from time to time during the Term, at the reasonable request of Nuvios, Ipsen agrees to make available to Nuvios those of Ipsen’s employees and consultants that have knowledge and expertise in connection with researching, developing, manufacturing, obtaining regulatory approval for, or creating and prosecuting intellectual property with respect to, any of the Licensed Compounds or Licensed Products for purposes of facilitating the transfer of all Ipsen Know-How to Nuvios in connection with any such Licensed Compound or Licensed Product. The performance by Ipsen of its obligations under this paragraph shall be at no cost to Nuvios.

8.2.    Responsibility for Regulatory Affairs. Nuvios shall be responsible for all regulatory affairs in the Territory related to Licensed Compound and Licensed Product, including the preparation and filing of applications for Regulatory Approval, as well as any or all governmental approvals required to manufacture, or have manufactured, Licensed Compound or Licensed Product. Nuvios shall file all such applications in its own name, or that of its Affiliate. Nuvios shall provide Ipsen with copies of all correspondence and final filings (including, without limitation, IND filings and NDA Filings) related to Licensed Product with regulatory authorities for Ipsen and/or Teijin’, provided that Ipsen has complied with all of its obligations in the next sentence. Ipsen shall provide, or cause Teijin to provide, Nuvios with copies of all correspondence and final filings (including, without limitation, IND filings and NDA Filings) made by Teijin related to Licensed Product with regulatory authorities in Japan.

8.3.    Ownership of Regulatory Approvals: Nuvios shall own all Regulatory Approval files and Regulatory Approvals in the Territory, provided that with respect to France, if Ipsen has elected to co-market the Licensed Product in France pursuant to, and in accordance with, the provisions of Section 10.2, Nuvios shall apply for two NDAs to allow co-marketing in France. One NDA shall be in the name of Nuvios and the other NDA shall be in the name of Ipsen.

8.4.    Drug Safety Database and pharmaco-vigilance responsibility. Nuvios shall be the holder of the reference global safety database. With respect to Japan and France, as the case may be, the Parties further agree that Nuvios will execute with Ipsen or Teijin (as Ipsen shall indicate) and when deemed appropriate by the Parties before Nuvios initiates any clinical trial, a separate pharmaco-vigilance agreement (the “Pharmacoviligance Agreement”) in form and substance reasonably satisfactory to Nuvios and the other party or parties thereto that will include the mutually agreed process to be used for the exchange of pharmaco-vigilance data. The Pharmacovigilance Agreement shall include the following: Upon identification of any potential safety issue, Nuvios’ Drug Safety group will contact all Parties’ members of the joint Drug Safety Committee (as defined in the Pharmacovigilance Agreement) if an urgent need requires such a committee to meet. The joint Drug Safety Committee will at its meeting agree on appropriate measures to deal with the relevant safety issue and all Parties shall fully implement such measures. The joint Drug Safety Committee shall operate by consensus with the exception that, if there is disagreement or deadlock at the joint Drug Safety Committee, Nuvios shall have the final say as holder of the main regulatory responsibilities to the extent permitted by applicable laws and regulations. Ipsen shall cause Teijin to comply with the provisions of this Section 8.4.

ARTICLE 9 MANUFACTURE AND SUPPLY

9.1.    Clinical Supply for the Phase I and Phase II Clinical Trials. Except as otherwise agreed by the JSC, Ipsen shall make and supply, or cause to be made and supplied, all necessary clinical supply of the injection formulation of the Licensed Compound and/or Licensed Product (described in Appendix D hereto) that is available to Ipsen on the Effective Date for use by Nuvios for the performance of Phase I and first Phase II Clinical Trials under the Development Plan. Clinical supply of Licensed Compound or Licensed Product to Nuvios under this Section 9.1 shall be provided at Ipsen’s Manufacturing Cost. The Parties shall enter into a clinical supply agreement and a technical agreement with respect to such clinical supplies by Ipsen to Nuvios. Such supply agreement and technical agreement are appended hereto in Appendix D. Ipsen shall not be obligated to manufacture clinical supply of Licensed Compound and/or Licensed Product for any Phase III clinical study or for commercial supply.

9.2.    Transition.

At the request of Nuvios, Ipsen shall provide to Nuvios a manufacturing transfer package no later than sixty (60) days from the date of request by Nuvios, and Ipsen shall use reasonable commercial efforts to transfer to Nuvios all Ipsen Know-How and methods pertaining to the manufacture of Licensed Compound and/or Licensed Product and Nuvios shall use commercial reasonable efforts to understand and implement such Ipsen Know How and methods pertaining to the manufacture of Licensed Compound and/or Licensed Product. The timing and the steps to be followed by the Parties in connection with any such transfer shall be set out in more detail in the clinical supply and technical agreement contemplated under Section 9.1 above. Nuvios shall request that Ipsen proceed to the transfer contemplated by this Section 9.2 in a timely manner so that the timing set forth in the clinical supply and technical agreement contemplated under Section 9.1 above is complied with. Prior to the commencement of a Phase III Clinical Trial with respect to Licensed Compound or Licensed Product by Nuvios, Nuvios shall use reasonable commercial efforts to review and implement and scale-up the manufacturing processes in a timely manner so as to be capable of supplying adequate quantities of conforming Licensed Compound and Licensed Product for a Phase III Clinical Trial in compliance with the targeted timelines of the Development Plan and the Japanese Development Plan. Clinical supply of Licensed Product to Ipsen for onward supply to Teijin under this Article 9.2 shall be provided at Nuvios’ Manufacturing Cost for such clinical supply at the time of the manufacture thereof. At such time as Nuvios shall have successfully implemented and scaled-up the manufacturing processes so as to be capable of supplying adequate quantities of conforming Licensed

Compound and Licensed Product for such Phase III Clinical Trial, Ipsen shall cease all manufacturing activities with respect to Licensed Compound and Licensed Product.

9.3.    Commercial Supply.

Nuvios shall be solely and exclusively responsible for the manufacture, in accordance with good manufacturing practice, and supply of commercial quantities of Licensed Product in the Territory (including France) and Japan after receipt of Regulatory Approval therefore in the applicable jurisdiction or jurisdictions.

With respect to Japan: Nuvios shall supply commercial quantities of finished and fully labeled Licensed Product (and shall provide any clinical supplies that may be required after obtaining Regulatory Approval) to Ipsen for Teijin in Japan at a supply price equal to 10% of net sales in Japan. Should the manufacturing costs be anticipated to exceed 10% of net sales in Japan, as evidenced by Nuvios, then the Parties shall discuss in good faith to define a new supply price which shall be no less than a supply price equal to such manufacturing costs plus a reasonable markup (not to exceed [*] percent of such manufacturing costs).

With respect to France if Ipsen has elected to co-market Licensed Product in France: Nuvios shall supply commercial quantities of finished and fully labeled Licensed Product (and shall provide any clinical supplies that may be required after obtaining Regulatory Approval) to Ipsen for France at a supply price equal to (i) for commercial supplies, Nuvios’ Manufacturing Cost plus a [*] percent ([*] %) margin, and (ii) for clinical supplies, Nuvious Manufacturing Cost.

The Parties, with respect to the supply of Licensed Product for France and for Japan contemplated pursuant to this Section 9.3, shall agree on the terms of a commercial supply agreement and a technical agreement no later than the date of first NDA filing for Licensed Product in the corresponding country. It shall be a condition precedent to Nuvios’ supply obligations under this Section 9.3 that the Parties shall have agreed upon the terms of, and executed and delivered to each other, such supply agreement and such technical agreement. Without limiting the foregoing provisions of this paragraph, such agreements should provide standard provisions commonly used in the industry, including:

•that Ipsen or Teijin shall provide binding forecasts of the clinical and commercial quantities of Licensed Product required for Japan,

•that Nuvios or its contractor shall manufacture in accordance with good manufacturing practice and supply Licensed Product compliant to specifications,

•that disruption of supply shall be remedied by equitable sharing of available stock,

•that Ipsen or Teijin shall bear the costs (including, without limitation, capital costs) associated with establishing any special manufacturing process or changing any established manufacturing process, in either case that may be required in Japan for the manufacture of Licensed Product but is not required in the Territory,

•audit of the manufacturing facility and the manufacturing process implemented in the manufacture of Licensed Compound and Licensed Product so as to ensure that Nuvios or its contractor manufactures in accordance with good manufacturing practice and the Regulatory Approvals, including the Japanese Regulatory Approvals;

•audit of Nuvios’ or its contractor’s Manufacturing Cost and that upon request from Ipsen, Nuvios will provide to Ipsen a certificate from the Nuvios auditors confirming the determination of Manufacturing Cost in accordance with IAS as consistently applied by Nuvios or its contractor in determining the cost of goods.

ARTICLE 10 COMMERCIALIZATION

10.1.    Nuvios, at its own expense, shall have sole responsibility and decision-making authority for the marketing, promotion, sale and distribution of Licensed Product in the Territory under Nuvios’s Regulatory Approvals. Subject to obtaining any required Regulatory Approvals and subject also to the provisions set forth below in Section 10.4, Nuvios shall use reasonable commercial efforts to market, promote, sell and distribute the Licensed Product in those countries within the Territory where it is commercially reasonable to do so.

10.2.    Ipsen may, at any time during the term of this Agreement, elect to co-market or co-promote a Licensed Product in France, free of charge, provided that (i) at the time of such election Nuvios has either elected to file for Regulatory Approval to sell such Licensed Product in France or is selling such Licensed Product in France, (ii) at the time of such election such Licensed Product is Covered by a Valid Claim of Ipsen Patent Rights in France and (iii) at the time of such election Ipsen is not in material breach of this Agreement or any of the Related Agreements. In the event that Ipsen makes any such election, the Parties shall, within thirty days following the notification of such election to Nuvios, enter into either a co-promotion agreement or co-marketing agreement containing standard provisions as usual in the pharmaceutical industry and the following particular conditions:

10.2.1.    Nuvios will be responsible for ensuring that the requisite Regulatory Approvals are submitted and, if necessary, varied or transferred and shall use reasonable commercial efforts to obtain the same in order to permit such co-marketing or co-promotion in France.

10.2.2.    Co-promotion particular provisions:

•All revenues from sales of Licensed Product in France will be booked by Nuvios.

•Nuvios shall have final say as to the identity of the accounts to be called on by the respective sales forces of Nuvios and Ipsen, as to the number, frequency and priority of sales calls, and as to the allocation of sales call responsibilities among the respective sales forces of Nuvios and Ipsen.

•Ipsen shall elect the percentage (not to exceed [*]%) of the revenues from sales of Licensed Product in France to which Ipsen shall be entitled, Ipsen shall be allocated such percentage of such revenues, and Ipsen shall be allocated that same percentage of the aggregate amount (the “Co-Promotion Expenses Amount”) of those costs and expenses incurred by both Nuvios and Ipsen in connection with such co-promotion efforts that would be customarily shared costs and expenses in a typical drug co-promotion arrangement in the pharmaceutical industry.

•The Parties shall make payments to each other on a quarterly basis to the extent necessary so that each Party is allocated its proper percentage of the revenues from sales of Licensed Product in France during the applicable calendar quarter and its proper percentage of the Co-promotion Expenses Amount during the applicable calendar quarter.

•Ipsen will pay Nuvios on a quarterly basis a [*]% royalty on Ipsen’s allocable portion of the net revenues from sales of Licensed Product in France during the applicable calendar quarter.

10.2.3.    Co-marketing provisions:

•Each of Nuvios and Ipsen will be a Regulatory Approval holder, unless dual Regulatory Approval holders are not permitted under the applicable law, in which case Nuvios shall be the Regulatory Approval holder. Nuvios shall have responsibility for all pricing/ reimbursement approvals. Each Party will market and distribute Licensed Product in France under such Party’s own brand. For purposes of this Section 10.2.3, Licensed Product co-marketed by Ipsen in France shall be referred to as “Ipsen Licensed Product”.

•Ipsen will purchase finished Ipsen Licensed Product from Nuvios at Nuvios Manufacturing Cost plus a [*]% markup. Ipsen Licensed Product shall be packaged and labeled in such manner so as to clearly distinguish Ipsen Licensed Product from Licensed Product commercialized by Nuvios in France or elsewhere in the Territory.

•Ipsen will pay Nuvios on a quarterly basis a [*]% royalty on Ipsen’s net sales from the sale of Ipsen Licensed Product in France during the applicable calendar quarter, and Nuvios will pay Ipsen on a quarterly basis a [*]% royalty on Net Sales from the sale of Licensed Product in France by Nuvios, its Affiliates or Contractors during the applicable calendar quarter.

•In the event that either Party becomes aware that units of Ipsen Licensed Product sold or intended for sale in France by Ipsen are being exported from France and imported into and sold in another country in the Territory, such Party shall provide written notice to the other Party and Ipsen shall have a period of ninety (90) days to remedy the situation. If, within such ninety (90) day period, Ipsen is unable to cause the export of Licensed Product from France and sale in any other country or countries to stop, then Nuvios may require that an independent qualified public accountant selected by Nuvios and reasonably acceptable to Ipsen examine, at the expense of Nuvios, the books and accounts of Ipsen with respect to the sales of Ipsen Licensed Product with a view to determine whether a material quantity of such Ipsen Licensed Product have been exported from France. If and when it is determined that a material quantity of such Ipsen Licensed Product have been exported from France, the cost of such examination incurred by Nuvios shall be reimbursed by Ipsen and Ipsen shall be required to make payment to Nuvios of an amount equal to [*] percent ([*]%) of the net sales of Ipsen in France with respect to any units of Ipsen Licensed Product that have been determined to have been exported from France.

10.2.4.    Assignment and sub license:

Ipsen’s rights under this Section 10.2 may not be assigned, sublicensed or transferred to any person or entity.

10.2.5.    Condition Precedent:

The respective rights and obligations of the Parties under this Section 10.2 are subject to the condition precedent that the Parties shall have mutually agreed upon, and executed and delivered to each other, a co-promotion agreement or co-marketing agreement, as the case may be, with respect to sales and commercialization of Licensed Product in France that incorporates the provisions of this Section 10.2.

10.3.    In the event that either Party becomes aware that units of Licensed Product sold or intended for sale in Japan by Teijin, its Affiliates or sublicensees are being exported from Japan and imported into and sold in any country or countries in the Territory, such Party shall provide written notice to the other Party and Teijin and, thereafter, Ipsen or Teijin shall have a period of ninety (90) days to remedy the situation. If, within such ninety (90) day period, neither Ipsen nor Teijin is able to cause the export of Licensed Product from Japan and sale in any other country or countries to stop, then Nuvios may require that an independent qualified public accountant selected by Nuvios and reasonably acceptable to Teijin examine, at the expense of Nuvios, the books and accounts of Teijin with respect to the sales of Licensed Product with a view to determine whether a material quantity of such Licensed Product has been exported from Japan. If and when it is determined that a material quantity of such Licensed Product has been exported from Japan, the cost of such examination incurred by Nuvios shall be reimbursed by Ipsen or Teijin and Ipsen shall be required to make payment, or to cause Teijin to make payment, to Nuvios of an amount equal to [*] percent ([*]%) of the net sales of Teijin in Japan with respect to any units of Licensed Product that have been determined to have been exported from Japan.
ARTICLE 11 INTELLECTUAL PROPERTY

11.1.     Trademarks

Nuvios shall identify and select one or more trademarks to be used to register, distribute and promote Licensed Product in the Territory (collectively, “Nuvios Trademarks” and each individually a “Nuvios Trademark”). Unless otherwise agreed between the Parties, Ipsen shall not avail itself of any license on any Nuvios Trademark, shall not register or use any Nuvios Trademark and shall not license, register or use any other trademark or trade name which is the same as, or confusingly similar to, any Nuvios Trademark in any country, except Japan where Ipsen or Teijin may use the Nuvios Trademark and in such event, Nuvios shall grant appropriate license free of charge to Ipsen or Teijin for use of such Nuvios Trademark in Japan (except to the extent provided in the next sentence). Nuvios shall own and, at its cost, shall be responsible for procurement, registration, maintenance and enforcement of all Nuvios Trademarks used or registered in connection with any Licensed Product, except that Ipsen or Teijin shall pay for all of the costs and expenses of Nuvios in connection with procuring, registering, maintaining and enforcing Nuvios Trademarks in Japan.

Ipsen shall identify and select one or more trademarks to be used to register, distribute and promote such Licensed Product under Ipsen Regulatory Approvals in France (collectively, “Ipsen Trademarks” and each individually an “Ipsen Trademark”), provided that, in identifying, selecting, registering and/or using any such Ipsen Trademark, Ipsen complies with all of the provisions of the first paragraph of this Section 11.1 that are applicable to Ipsen. Unless otherwise agreed between the Parties, Nuvios shall not avail itself of any license on any Ipsen Trademark, shall not register or use any Ipsen Trademark and shall not license, register or use any other trademark or trade name which is the same as, or confusingly similar to, any Ipsen Trademark in France. Ipsen shall own and, at its cost, shall be responsible for procurement, maintenance and enforcement of all Ipsen Trademarks used or registered in connection with any Licensed Product.

11.2.    Infringements of Trademarks

Nuvios and Ipsen shall give prompt written notice to the other Party of any suspected or actual infringement by any person of Nuvios’ rights in the Nuvios Trademarks, or any potential or actual infringement of any person’s rights which might result from use of any Nuvios Trademark, that comes to the attention of the Parties during the term of this Agreement. Nuvios shall have the right but not the obligation to initiate proceedings against, or defend claims made by, any person in connection with any Nuvios Trademark. The commencement, strategies, termination, settlement or defense of any action relating to the validity or infringement of Nuvios Trademarks shall be decided by Nuvios. Any such proceedings shall be at the expense of Nuvios. Any damages or costs recovered by Nuvios as a result of any such proceedings or claims, shall be for the sole benefit and account of Nuvios.

Nuvios and Ipsen shall give prompt written notice to the other Party of any suspected or actual infringement by any person of Ipsen’s rights in the Ipsen Trademarks, or any potential or actual infringement of any person’s rights which might result from use of any Ipsen Trademark, that comes to the attention of the Parties during the term of this Agreement. Ipsen shall have the right but not the obligation to initiate proceedings against, or defend claims made by, any person in connection with any Ipsen Trademark. The commencement, strategies, termination, settlement or defense of any action relating to the validity or infringement of Ipsen Trademarks shall be decided by Ipsen. Any such proceedings shall be at the expense of Ipsen. Any damages or costs recovered by Ipsen as a result of any such proceedings or claims, shall be for the sole benefit and account of Ipsen.

11.3.    Patent Right and Know-How Ownership

11.3.1.    Ipsen shall own all Ipsen Inventions, Nuvios shall own all Nuvios Inventions, and Ipsen and Nuvios shall jointly own all Joint Inventions. Each Party promptly will notify the other Party in writing of (i) any Inventions that the notifying Party believes is a Joint Invention and (ii) any Inventions for which the notifying Party intends to file a patent application. Each Party shall require all of its employees and contractors to assign all Inventions made by them to such Party.

11.3.2.    As between Ipsen and Nuvios, any and all Ipsen Know-How, Ipsen Patent Rights and Ipsen Formulation Technology are and shall remain vested in and owned by Ipsen, subject only to the exclusive licenses granted by Ipsen to Nuvios pursuant to Section 2.1.

11.3.3.    As between Ipsen and Nuvios, any and all Nuvios Know-How and Nuvios Patent Rights are and shall remain vested in and owned by Nuvios.

11.3.4.    Any and all Joint Inventions and Joint Patent Rights shall be owned by the Parties in equal undivided shares. Except to the extent otherwise provided elsewhere in this Agreement to the contrary (including, without limitation, the provisions of Section 2.1 pursuant to which Ipsen granted to Nuvios an exclusive license to all of Ipsen’s right, title and interest in and to all of the Joint Inventions and Joint Patent Rights for certain uses specified therein), each Party shall be free to use its undivided share of any and all Joint Inventions or any and all Joint Patent Rights without having to obtain the agreement or consent of the other Party, without having to provide notice of such use to the other Party and without having to make any accounting to the other Party for such use or any revenues or profits derived from such use. In addition, except to the extent otherwise provided elsewhere in this Agreement to the contrary, each Party shall be free to sell, assign, license and otherwise transfer or dispose of all or any portion of such Party’s undivided share in any and all Joint Inventions or any and all Joint Patent Rights without having to obtain the agreement or consent of the other Party, without having to provide notice of such sale, assignment, license or other transfer or disposition to the other Party and without having to make any accounting to the other Party for such sale, assignment, license or other transfer or disposition or any revenues or profits derived from such sale, assignment, license or other transfer or disposition; provided, however, that (x) any buyer, assignee, licensee or other transferee of all or any portion of the Joint Inventions and Joint Patent Rights shall take all or the portion of the Joint Inventions and/or Joint Patent Rights so transferred subject to all of the agreements and obligations under this Agreement of the transferring Party (including, without limitation, the exclusive licenses granted by Ipsen to Nuvios pursuant to Section 2.1 hereof with respect to certain uses of Ipsen’s right, title and interest to the Joint Inventions and Joint Patent Rights), (y) such buyer, assignee, licensee or other transferee shall, as a condition precedent to the effectiveness of any such sale, assignment, license or other transfer or disposition, execute an instrument in writing agreeing to assume all of the agreements and obligations under this Agreement of the transferring Party to the extent applicable to the Joint Inventions or Joint Patent Rights, or the portion thereof, transferred to such buyer, assignee, licensee or other transferee, and (z) any such sale, assignment, license or other transfer or disposition shall not operate to release the transferring Party from any of its agreements or obligations under this Agreement.

Nuvios may use during the Term any and all Joint Inventions and Joint Patent Rights for the purposes contemplated in this Agreement.

11.4.    Filing — Prosecution and Maintenance of Ipsen Patent Rights and Nuvios Patent Rights

Ipsen shall at its own cost and expense be solely responsible for the filing, prosecution and maintenance of the Ipsen Patent Rights in the Territory, including the conduct and defense of any claims or proceedings relating to the Ipsen Patent Rights in the Territory (including but not limited to any interference, reissue or re-examination or opposition proceedings); provided, however, that Ipsen shall (i) provide Nuvios with all material documentation and correspondence from, sent to or filed with patent offices in the Territory regarding the Ipsen Patent Rights, (ii) provide Nuvios with a reasonable opportunity to review and comment upon all filings with such patent offices in advance of submissions to such patent offices, and (iii) shall consider, in good faith, incorporating any reasonable comments provided by Nuvios with respect to any such filings. Without limiting the generality of the foregoing provisions of this Section 11.4, Ipsen shall at its own cost and expense file, prosecute and maintain Ipsen Patent Rights in any country in the Territory as reasonably requested by Nuvios acting in a reasonable commercial manner with regards the market potential of such country, including the conduct and defense of any claims or proceedings relating to the Ipsen Patent Rights in such country (including but not limited to any interference, reissue or re-examination or opposition proceedings). If Ipsen determines in its sole discretion to abandon or not to file, prosecute or maintain any claim, patent or patent application within the Ipsen Patent Rights in any country in the Territory, including the conduct and defense of any claims or proceedings relating to such claim, patent or patent application (including but not limited to any interference, reissue or re-examination or opposition proceedings), then Ipsen shall provide Nuvios with thirty (30) days prior written notice of such determination, and shall provide Nuvios with the opportunity to file, prosecute and maintain such claim, patent or patent application in such country in the name of Nuvios (or an Affiliate of Nuvios) as assignee, including the conduct and defense of any claims or proceedings relating to such claim, patent or patent application in such country (including but not limited to any interference, reissue or re-examination or opposition proceedings), and Ipsen shall assign to Nuvios its entire right in such claim, patent or patent application in such country, and thereafter Nuvios shall be responsible for all costs and expenses in connection with the filing, prosecution or maintenance of any such claim, patent or patent application assigned by Ipsen to Nuvios pursuant to this Section 11.4(a). Ipsen shall also pay for all costs and expenses in connection with any assignment by Ipsen to Nuvios of any claim, patent or patent application pursuant to this Section 11.4(a). Nuvios shall upon first request from Ipsen deliver to Ipsen the original of any Regulatory Approval for the purpose of applying for any supplementary protection certificates of any Ipsen Patent Rights.

11.4.1.    Nuvios shall at its own cost and expense be solely responsible for the filing, prosecution and maintenance of the Nuvios Patent Rights, including the conduct and defense of any claims or proceedings relating to the Nuvios Patent Rights in the Territory (including but not limited to any interference, reissue or re-examination or opposition proceedings).

11.4.2.    Each Party will take account of the other Party’s interest in the performance of its obligations under this Section 11.4. Each Party shall provide to the other all assistance reasonably requested by the other Party on all such matters (at the expense of such other Party), including agreeing to and taking all steps and executing all documents necessary to be joined as claimant or defendant in any proceedings in any country.

11.5.    Filing — Prosecution and Maintenance of Joint Patent Rights.

Unless the Parties otherwise mutually agree in writing, Nuvios shall have the first right to file, prosecute and maintain the Joint Patent Rights in any and all countries of the world, including the conduct and defense of any claims or proceedings relating to the Joint Patent Rights in any and all countries of the world (including but not limited to any interference, reissue or re-examination or opposition proceedings), provided however, in the event that Nuvios determines in its sole discretion to abandon or not to file, prosecute or maintain any claim, patent or patent application within the Joint Patent Rights in any country of the world, including the conduct and defense of any claims or proceedings relating to such claim, patent or patent application (including but not limited to any interference, reissue or re-examination or opposition proceedings), then Nuvios shall provide Ipsen with thirty (30) days prior written notice of such determination, and Ipsen shall have such right and upon exercise of such right, Ipsen shall have the right to file, prosecute and maintain such claim, patent or patent application in such country, including the conduct and defense of any claims or proceedings relating to such claim, patent or patent application in such country (including but not limited to any interference, reissue or re-examination or opposition proceedings). In each case under this Section 11.5, the filing Party (A) shall give the non-filing Party a reasonable opportunity to review the text of the application or submission before filing, (B) shall consult with the non-filing Party with respect thereto, (C) shall, prior to filing any application or submission, incorporate any reasonable comments that the non-filing Party shall make on a timely basis to such application or submission and (D) shall supply the non-filing Party with a copy of the application or submission as filed, together with notice of its filing date and serial number and all substantive prosecution. Each Party shall keep the other advised of the status of the actual and prospective patent filings described above in this Section 11.5 and, upon the request of the other, provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings. Nuvios shall promptly give notice to Ipsen of the grant, lapse, revocation, surrender, invalidation or abandonment in the Territory or outside the Territory of any Joint Patent Rights being prosecuted by Nuvios. Ipsen shall promptly give notice to Nuvios of the grant, lapse, revocation, surrender, invalidation or abandonment in the Territory or outside the Territory of any Joint Patent Rights being prosecuted by Ipsen. With respect to all filings under this Section 11.5, the filing Party shall be responsible for payment of all costs and expenses related to such filings (including, without limitation, fees and disbursements of outside legal counsel in connection with such filings), subject to prompt reimbursement from the non-filing Party for fifty percent (50%) of all of such costs and expenses. Either Party may disclaim its interest in any particular patent or patent application included in the Joint Patent Rights, in which case (X) the disclaiming Party shall assign its ownership interest in such patent or patent application to the other Party for no additional consideration, (Y) the Party which is then the sole owner shall be solely responsible for all future costs of such patent or patent application and (Z) the disclaiming Party shall hold no further rights thereunder.

11.6.    Infringement

Each Party shall give prompt written notice to the other of any suspected or actual Infringement by a third party of all or any portion of the Ipsen Compound Technology, Ipsen Formulation Technology, Nuvios Patent Rights, Nuvios Know-How, Nuvios Inventions, Joint Inventions or Joint Patent Rights (the Infringed Rights) that comes to the attention of that Party during the Royalty Term with respect to any and all countries in the Territory. Nuvios shall have the first right but not the obligation to initiate and pursue proceedings against such third party in connection with any such suspected or actual Infringement of all or any portion of the Ipsen Compound Technology, Ipsen Formulation Technology, Joint Inventions or Joint Patent Rights„ and Nuvios shall have the sole right but not the obligation to initiate and pursue proceedings against such third party in connection with any such suspected or actual Infringement of all or any portion of Nuvios Patent Rights, Nuvios Know-How or Nuvios Inventions. The commencement, strategies, termination, and settlement of any action or proceedings relating to the validity or suspected or actual Infringement of the Ipsen Compound Technology, Ipsen Formulation Technology, Joint Inventions or Joint Patent Rights, or any portion thereof shall be decided by Nuvios in consultation with Ipsen. The commencement, strategies, termination, and settlement of any action or proceedings relating to the validity or suspected or actual Infringement of Nuvios Patent Rights, Nuvios Know-How or Nuvios Inventions, or any portion thereof, shall be decided solely by Nuvios without any requirement that Nuvios consult with Ipsen. Any proceedings initiated and pursued by Nuvios pursuant to this Section 11.6 shall be at the expense of Nuvios. Nothing in this Agreement, however, shall be deemed to require Nuvios to enforce all or any portion of the Ipsen Compound Technology, Ipsen Formulation Technology, Joint Inventions or Joint Patent Rights„ Nuvios Patent Rights, Nuvios Know-How or Nuvios Inventions against others; provided, however, that if Nuvios does not enforce all or any portion of the Ipsen Compound Technology, Ipsen Formulation Technology, Joint Inventions or Joint Patent Rights„ Ipsen may do so at its expense and, if necessary under the relevant law of the concerned jurisdiction, in the name of Nuvios as a plaintiff, unless Nuvios reasonably believes that pursuit by Ipsen of any such enforcement action jeopardizes all or any portion of the Ipsen Compound Technology, Ipsen Formulation

Technology, Joint Inventions or Joint Patent Rights„ including the validity thereof, and sends written notice to Ipsen stating that Ipsen should not pursue any such enforcement action for this reason, in which case Ipsen shall not pursue any such enforcement action. Ipsen may not settle any proceedings or other enforcement action without the prior written consent of Nuvios, which consent shall not be unreasonably withheld or delayed. At the request of the Party bringing such enforcement action or proceeding under this Section 11.6, the other Party shall cooperate reasonably with such Party, including without limitation by having such other Party agree to be named as a party if necessary to such enforcement action or proceeding, and any such reasonable cooperation by such other Party shall be at the sole cost and expense of such Party that requested such cooperation. The Party not bringing an enforcement action or proceeding under this Section 11.6 shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense. Any damages, costs or other amounts recovered in connection with any action or proceeding initiated and pursued by Nuvios or Ipsen pursuant to this Section 11.6, including, without limitation, any settlement thereof, shall be allocated first to the reimbursement of any reasonable expenses incurred by the Party that initiated and pursued such action or proceeding pursuant to this Section 11.6, and any remaining amounts shall be allocated as follows: (i) in the case of any action or proceeding initiated and pursued by Nuvios, such remaining amounts shall be treated as Net Sales and the royalty on such sums shall be payable to Ipsen pursuant to Article 4, and (ii) in the case of any action or proceeding initiated and pursued by Ipsen, such remaining amounts shall be split fifty percent (50%) to Nuvios and fifty percent (50%) to Ipsen.

11.7.    third party intellectual property rights

11.7.1.    Each Party shall give prompt written notice to the other of any intellectual property rights of any third party which could reasonably be considered as constituting impediment on the use of the Ipsen Compound Technology, Ipsen Formulation Technology, Joint Inventions or Joint Patent Rights in accordance with the provisions of this Agreement or on the research, development, manufacture, use, marketing, promotion, distribution, sale, import or export of Licensed Compound or Licensed Product, in which event the Parties shall agree on the strategy and procedural steps to be taken in respect of opposing and/or settling such potential impediment.

11.7.2.    Each Party shall give prompt written notice to the other of claims or suits arising out of actual or alleged Infringement of Patent Rights, Know-How or other intellectual property owned by a third party, as a result of any use of the Ipsen Compound Technology, Ipsen Formulation Technology, Joint Inventions or Joint Patent Rights in accordance with the provisions of this Agreement or on the research, development, manufacture, use, marketing, promotion, distribution, sale, import or export of Licensed Compound or Licensed Product, in which event Nuvios shall have up to ninety (90) days from receipt of such written notice to contest or defend such claim or suit on behalf of itself and on behalf of Ipsen. If Nuvios elects to contest or defend such claim or suit, Nuvios shall notify Ipsen of such election, and shall keep Ipsen fully informed of any development in such claim or suit, including by transmitting copies of all documents in such claim or suit. If Nuvios contests or defends a claim or suit pursuant to this

Section 11.7.2, then (a) Nuvios shall control of the defense of such claim or suit, (b) Ipsen shall provide assistance in the defense of such claim or suit in a reasonable and timely manner upon reasonable request of Nuvios and at Nuvios’ sole cost and expense; and (c) Nuvios shall have the right to compromise or settle such claim or suit; provided, however, that such compromise or settlement shall be subject to Ipsen’s prior written approval, which shall not be unreasonably withheld. Notwithstanding Nuvios’ control of the defense of any such claim or proceeding, Ipsen shall have the right to participate in such defense using counsel of its own choice and at its own expense.

11.7.3.    If, within such ninety (90) day period, Nuvios elects not to contest or defend, or fails to notify Ipsen of its intent to contest to or defend, such claim or suit, then Ipsen shall have the right to contest or defend such claim or suit on behalf of itself and Nuvios and shall keep Nuvios fully informed of any development in such claim or suit, including by transmitting copies of all documents submitted in such claim or suit. If Ipsen contests or defends a claim or suit pursuant to this Section 11.7.3, then (a) Ipsen shall control the defense of such claim or suit, (b) Nuvios shall provide assistance in the defense of such claim or suit in a reasonable and timely manner upon reasonable request of Ipsen and at Ipsen’s sole cost and expense and (c) Ipsen shall have the right to compromise or settle such claim or suit; provided, however, that such compromise or settlement shall be subject to Nuvios’s prior written approval, which shall not be unreasonably withheld. Notwithstanding Ipsen’s control of the defense of any such claim or proceeding, Nuvios shall have the right to participate in such defense using counsel of its own choice and at its own expense.

11.7.4.    The defending Party shall bear its own costs and expenses (including, without limitation, attorneys fees and court costs) in connection with the defense of any claim or suit pursuant to Section 11.7.2 or Section 11.7.3, and the defending Party shall also bear the costs and expenses of the other Party if and to the extent that such costs and expenses were incurred by such other Party in connection with reasonable assistance provided by such other Party in connection with such defense at the request of the defending Party.

11.7.5.    In the event that, in connection with the defense of any claim or suit pursuant to this Section 11.7 or any settlement thereof, the defending Party shall receive damages, costs or other amounts, such damages, costs or other amounts shall be treated in the manner contemplated under Section 11.6 as if they had been received by the defending Party in connection with any action or proceeding initiated and pursued by the defending Party pursuant to Section 11.6 above.

11.7.6.    The provisions of this Section 11.7 and the respective rights and obligations of the Parties under this Section 11.7 shall be without prejudice to any of the provisions of Article 16 or any of the respective rights and obligations of the Parties under Article 16.

11.8.    Patent Notices.

All notices provided under this Article 11 to Nuvios shall be given to:

Nuvios, Inc.
300 Technology Square — 5th floor
Cambridge, MA 02139
Attn: Bart Henderson, Chief Business Officer

with a copy to:

Hamilton Brook Smith & Reynolds, P.C.
530 Virginia Road
P.O. Box 9133
Concord, MA 01742
Attn: David Brook, Esq.

All notices provided under this Article 11 to Ipsen shall be given to:

SCRAS S.A.S.
24, Rue Erlanger
75016 Paris, France
Attn: Head, Patent Law

ARTICLE 12 CONFIDENTIAL INFORMATION

12.1.    Non-Disclosure and Non-Use. In performing under this Agreement, the Parties will share proprietary information (“Confidential Information”) with each other. A Party receiving Confidential Information under this Agreement (“Receiver”) from the other disclosing Party (“Discloser”) shall maintain such Confidential Information as follows:

The Receiver of a given item of Confidential Information agrees:

not to use such Confidential Information for any purpose other than in connection with the purpose of carrying out this Agreement;

to treat such Confidential Information as it would for its own confidential information of the same nature and importance; and

to take all reasonable precautions to prevent the disclosure of such Confidential Information to any third party without the prior written consent of the Discloser, except to the extent otherwise permitted pursuant to Section 12.3 below.

12.2.    Exceptions. A Receiver shall be relieved of any and all obligations under Section 12.1 regarding Confidential Information which:

was known to the Receiver or its Affiliates prior to receipt hereunder or under any confidentiality agreements signed prior to the Effective Date between the Parties; or as demonstrated by the Receiver by competent written proof, is independently generated by the Receiver or its Affiliates by persons who have not had access to or knowledge of the Confidential Information disclosed hereunder; or

at the time of disclosure by the Discloser to the Receiver, was generally available to the public, or which after disclosure hereunder becomes generally available to the public through no fault attributable to the Receiver, or its Affiliates or sublicensees; or

is hereafter made available to the Receiver or its Affiliates for use and unrestricted disclosure by the Receiver from any third party having a right to do so.

12.3.    Authorized Disclosure.

12.3.1.    Nothing in this Agreement shall prohibit disclosure by a Receiver of Confidential Information to its Affiliates, employees, consultants, potential sublicensees or assignees, sublicensees, assignees, advisors, clinical investigators, contract manufacturers, potential lenders, lenders, potential investors, investors, or other third parties, if any, but only on a strict need to know basis for purposes of (i) carrying out, or causing to be carried out, any of the provisions of this Agreement, (ii) the exercise by such Receiver of any of its rights under this Agreement, and (iii) providing for the delegation of any of the obligations of such Receiver under this Agreement; provided, however, that, except in the case of any such disclosure to Receiver’s Affiliates, such disclosure occurs in the context of a written confidentiality agreement containing provisions substantially as protective as those of this Article.

12.3.2.    The restrictions set forth in this Article 12 shall not prevent either Party from disclosing any Confidential Information related to Licensed Compound or Licensed Product to government agencies to the extent reasonably necessary to secure government approval for the development, manufacture or commercialization of a Licensed Compound or a Licensed Product.

The restrictions set forth in this Article shall not prevent disclosure to the extent required by law or pursuant to a judicial or governmental order, provided that the Receiver makes reasonable efforts to minimize the extent of any required disclosure and gives the Discloser sufficient notice to permit the Discloser to seek a protective order or other similar order with respect to such Confidential Information, with Receiver’s reasonable assistance therefore.

12.4.    Survival. This Article 12 shall survive any termination or expiration of this Agreement for a period of ten (10) years.

ARTICLE 13 PUBLICATION AND PRESS RELEASE

13.1.    Publications.

Neither Party shall publish or publicly present the results of studies carried out under this Agreement without the opportunity for prior review by the other Party in accordance with the provisions set forth below in this Section 13.1, and Ipsen shall not publish or publicly present the results of studies carried out under this Agreement by Nuvios, its Affiliates, sublicensees or contractors. For purposes of this Section 13.1, the term “Publication Eligible Material” shall mean any proposed abstracts, manuscripts or presentations (including verbal presentations) that relate to any Licensed Compound or Licensed Product and that are eligible for publication or public presentation by a given Party under this Section 13.1 upon compliance with all of the procedures set forth in this Section 13.1 for publication. Each Party agrees to provide the other Party the opportunity to review any Publication Eligible Material that such Party proposes to publish or publicly present at least sixty (60) days prior to their intended submission for publication and agrees, upon request, not to submit or publicly present any such Publication Eligible Material until the other Party is given a reasonable period of time (not to exceed sixty (60) days) to secure patent protection for any material in such publication or presentation that is owned by the non-publishing Party (either individually or jointly with the publishing Party) and which the non-publishing Party believes to be patentable. Neither Party shall have the right to publish or publicly present Confidential Information of the other Party, and each Party shall remove the Confidential Information of the other Party from any proposed publication or presentation upon request by such other Party. Nothing contained in this Section 13.1 shall prohibit the inclusion of information necessary to file a patent application with a government authority, except for Confidential Information of the non-filing Party, provided the non-filing Party is given a reasonable opportunity to review the information to be included prior to submission of such patent application. Notwithstanding the foregoing, the Parties recognize that independent investigators have been engaged, and will be engaged in the future, to conduct clinical trials of Licensed Products. Such independent investigators are understood to operate in an academic environment and shall be allowed to release information regarding such studies in a manner consistent with academic standards. In the event that either Party submits any manuscript or other publication relating to any Licensed Compound or Licensed Product, it will consider and acknowledge the contributions of the other Party, including, as appropriate, co-authorship.

13.2.    Press Release; Public Disclosure of Agreement. The Parties shall issue a mutually agreed upon joint press release at an agreed date promptly following the execution of this Agreement. Ipsen and Nuvios will jointly discuss and agree in writing on any statement to the public regarding this Agreement or any aspect of this Agreement, subject in each case to disclosure otherwise required by law or regulation as determined in good faith by each Party. When a Party elects to make any such statement it will give the other Party at least ten (10) day’s notice to the other Party to review and comment on such statement.

13.3.    Non-Disclosure of Termination Event. In the event of a termination of this Agreement by Nuvios under Section 15.4, Nuvios will not disclose or cause to be disclosed to any third party the facts or circumstances regarding such termination, except for any such disclosure which is required by law (including if requested by any regulatory agency, taxing authority or commission of competent jurisdiction). As part of its obligation under this Section 13.3, except as is required by law (including if requested by any regulatory agency, taxing authority or commission of competent jurisdiction), Nuvios will not (i) issue any press release with respect to the facts or circumstances regarding termination of this Agreement under Section 15.4 or (ii) respond to press inquiries with respect to the facts or circumstances regarding such termination, other than responses which are materially consistent with public disclosure regarding the same by Ipsen. For purposes of clarity, nothing in this Section 13.3 shall prevent or restrict Nuvios from disclosing or causing to be disclosed publicly or to any third party the fact that Nuvios has terminated this Agreement for any reason or no reason if and when such termination has in fact occurred. In addition, notwithstanding anything express or implied in this Section 13.3 to the contrary, Nuvios shall be free to disclose the facts or circumstances regarding any termination of this Agreement by Nuvios under Section 15.4 to any third party to whom Nuvios is entitled to disclose Confidential Information of Ipsen pursuant to Section 12.3 (it being understood that, for purposes of this sentence and the provisions of Section 12.3, such facts and circumstances shall be treated as Confidential Information of Ipsen).

ARTICLE 14 REPRESENTATIONS, WARRANTIES AND COVENANTS

14.1.    Mutual Representations and Warranties. Each Party hereby represents and warrants as follows:

(a)    It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses it is granting hereunder.

(b)    On the Effective Date, (i) it has the full right and authority to enter into this Agreement and perform its obligations hereunder, (ii) it is not aware of any impediment that would prevent it from entering into the Agreement or that would inhibit its ability to perform its obligations under this Agreement, (iii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (iv) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)    It has not entered into any agreement with any third party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or materially adversely affect the rights granted to the other Party under this Agreement. Its performance and execution of this Agreement will not result in a breach of any other contract to which it is a party.

(d)    On the Effective Date, it is not aware of any action, suit, inquiry or investigation instituted by any third party which questions or threatens the validity of this Agreement.

(e)    All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement have been obtained.

(f)    To the best of its knowledge, each Party has, on the Effective Date, the right to grant to the other Party the rights and licenses granted by such Party to the other Party pursuant to this Agreement.

(g)    Each Party has, on the Effective Date, the necessary qualified personnel, equipment, technical know-how and other means to perform its duties under this Agreement in a timely manner in accordance with the terms hereof.

14.2.    Ipsen Representations and Warranties.

Ipsen warrants and represents that:

(a)    Ipsen is the owner of the Ipsen Patent Rights and the Ipsen Know-How that exist on the Effective Date, free and clear (on the Effective Date) of all liens or security interests. On the Effective Date, Ipsen is not aware of any right or license of any third party that is required to permit Ipsen to perform its obligations under this Agreement in accordance with the terms of this Agreement or to permit Nuvios to exercise its rights hereunder in accordance with the terms of this Agreement.

(b)    On the Effective Date, Ipsen does not own, control or otherwise have the right to use or practice any rights under any patent or patent application that are not included in the Ipsen Patent Rights on the Effective Date and that would be necessary or useful to the research, Development, manufacture, marketing, promotion, use, sale, import or export of Licensed Compound or Licensed Product.

(c)    On the Effective Date and to Ipsen’s knowledge, there are no claims against Ipsen asserting that the Ipsen Compound Technology or the Ipsen Formulation Technology Infringes the rights of any third party. On the Effective Date and to Ipsen’s knowledge (after conducting a reasonable investigation), there are no patents or patent applications of any third party that have published prior to the Effective Date or that are otherwise publicly available prior to the Effective Date and that would be Infringed by the use, practice or exploitation of all or any portion of Ipsen Compound Technology.

(d)    On or prior to the Effective Date, Ipsen has not given any notice to any third party asserting Infringement by such third party of all or any portion of the Ipsen Compound Technology or the Ipsen Formulation Technology and to Ipsen’s knowledge, Ipsen is not aware of any such Infringement.

(e)    On the Effective Date, Ipsen is not a party to any contract or agreement with a third party pursuant to which Ipsen licensed-in or otherwise acquired or has the right to use the Ipsen Compound Technology or Ipsen Formulation Technology or pursuant to which Ipsen or Nuvios (or any of Nuvios’ sublicensees or Contractors) is or will be required to make payments on account of the use, practice or exploitation of all or any portion of the Ipsen Compound Technology or Ipsen Formulation Technology.

(f)    Appendix E sets forth an accurate and complete list of all INDs and other applications for Regulatory Approval with respect to Licensed Compound and/or Licensed Product filed by Ipsen anywhere in the world on or prior to the Effective Date. Ipsen is on the Effective Date the owner of all INDs and other applications for Regulatory Approval set forth on Appendix E, free and clear (as of the Effective Date) of all liens, encumbrances or security interests in favor of third parties. On and prior to the Effective Date and to Ipsen’s knowledge, Ipsen has complied in all material respects with all laws applicable to all INDs and other applications for Regulatory Approval set forth on Appendix E.

(g)    Ipsen has disclosed to Nuvios (i) the results of all preclinical and clinical testing in its possession or control or that are known to Ipsen on the Effective Date; and (ii) all information in its possession or control or that are known to Ipsen on the Effective Date concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to Licensed Compound and/or Licensed Product. Ipsen has not withheld any information which, in Ipsen’s reasonable judgment, is material to this transaction. All information and data disclosed by Ipsen to Nuvios are complete and accurate in all material respects.

(h)    On the Effective Date, there is no litigation against Ipsen with respect to all or any portion of the Ipsen Compound Technology or Ipsen Formulation Technology.

(i)    On or prior to the Effective Date, Ipsen has not entered into any agreement with a third party pursuant to which Ipsen shall have agreed not to enforce any right of Ipsen to preclude such third party from using or practicing any or all of the Ipsen Compound Technology or the Ipsen Formulation Technology.

(j)     On the Effective Date, Ipsen is not aware that it is in breach of all or any portion of the Teijin Agreement. On or prior to the Effective Date, Ipsen has not been notified by Teijin that Teijin believes that Ipsen is in breach of all or any portion of the Teijin Agreement.

(k)    In the event of a deadlock or disagreement in the Japanese Development Committee, Ipsen has the right to cast a tie-breaking vote and that the Teijin Agreement provides that (i) the ultimate decision-making power and authority with respect to all matters concerning the development of Licensed Compound or Licensed Product in Japan is with the Japanese Development Committee and (ii) Teijin is required to abide by any decision made by the Japanese Development Committee with respect to the development of Licensed Compound or Licensed Product in Japan.

(l)    During the course of negotiation of this Agreement prior to the Effective Date, Nuvios, or representatives of Nuvios, have had the opportunity to ask questions of and receive answers from representatives of Ipsen concerning, and to obtain information, documents, records and books relative to, Ipsen, its business, Licensed Compound, Licensed Product, and Ipsen represents and warrants that it did not knowingly withhold any material information from Nuvios in response to Nuvios’s inquiries or otherwise in connection with the subject matter of this Agreement.

(m)    Appendix B sets forth an accurate and complete list of all Ipsen Patent Rights on the Effective Date. Appendix B1 sets forth an accurate and complete list of all Ipsen Compound Patent Rights on the Effective Date. Appendix B2 sets forth an accurate and complete list of all Ipsen Formulation Patent Rights on the Effective Date.

14.3.    Nuvios Representations and Warranties. Nuvios warrants and represents that as of the Effective Date, Nuvios did not knowingly withhold any material information related to the Ipsen Patent Rights with regards to third party intellectual property rights.

14.4.    No Other Representations or Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY OTHER WRITTEN AGREEMENT BETWEEN THE PARTIES, THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF DESIGN, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

14.5.    Mutual Covenants. Each Party covenants the following:

That it shall comply in all material respects with all federal, state, provincial, territorial, governmental and local laws, rules and regulations applicable to the development, manufacture and commercialization of Licensed Product by such Party.

That it shall disclose immediately to the other Party all information in its possession or control and as to which it becomes aware concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to Licensed Product.

ARTICLE 15 TERM AND TERMINATION

15.1.    Term. The Term of this Agreement shall commence upon the Effective Date. This Agreement is entered into for a period commencing on the Effective Date and, unless this Agreement is terminated sooner as provided in this Article 15, ending on the date when no payment obligations under this Agreement are or will become due pursuant to Article 4.1 under any and all countries in the Territory. Upon expiration of the Term of this Agreement, the licenses granted by Ipsen to Nuvios pursuant to Section 2.1 hereof, to the extent they remain in full force and effect at the time of such expiration, shall thereafter become irrevocable, perpetual and fully paid-up exclusive licenses and shall survive such expiration of the Term of this Agreement.

In any event of early termination of this Agreement (other than due to early termination by Nuvios on account of material breach by Ipsen of any of its obligations under this Agreement), all licenses granted by Ipsen to Nuvios pursuant to Section 2.1 hereof shall terminate and Ipsen Know-How and Ipsen Patent Rights shall revert back to Ipsen at no cost. In any event of early termination of this Agreement (other than due to early termination by Nuvios on account of material breach by Ipsen of any of its obligations under this Agreement), Nuvios preclinical, clinical and manufacturing data and improvements with respect to Licensed Product shall be transferred to Ipsen or its designee, at no cost to Ipsen.

In any event of early termination of this Agreement (other than due to early termination by Nuvios on account of material breach by Ipsen of any of its obligations under this Agreement), Nuvios shall in accordance with Section 15.5 of this Agreement (i) transfer to Ipsen or a third party appointed by Ipsen, at no cost to Ipsen, all of the then ongoing development activities and the manufacturing Know-How with respect to Licensed Product, and (ii) use reasonable commercial efforts to effect such transfer so as to avoid or minimize disruptions in the ongoing development or supply of Licensed Product.

15.2.    Breach. A Party (“Non-Breaching Party”) shall have the right, in addition to any other rights and remedies, to terminate this Agreement in the event the other Party (“Breaching Party”) is in breach of any of its material obligations under this Agreement. The Non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify the breach. The Breaching Party shall have a period of sixty (60) days after such written notice is provided to cure such breach. If such breach is not cured within the relevant period, this Agreement shall terminate.

The waiver by either Party of any breach of any term or condition of this Agreement shall not be deemed a waiver as to any subsequent or similar breach.

The right to terminate this Agreement under this Section 15.2 is in addition to any other right and protection that may otherwise be available as a result of a breach, including, without limitation, the right to damages.

15.3.    Voluntary Termination.

Nuvios may terminate the Agreement for any reason, any time after the final study report Phase Ib has been delivered to Ipsen.

15.4.    Ipsen Right to Voluntarily Terminate.

Ipsen shall have the unilateral right to terminate this Agreement in its entirety, upon written notice to Nuvios with immediate effect, if Nuvios in any country of the world brings an action or proceeding seeking to have an Ipsen Patent Right declared invalid or unenforceable.

Ipsen may terminate this Agreement pursuant to, and in accordance with, the provisions of Section 15.2 in the event that Nuvios fails to use reasonable commercial efforts to develop the Licensed Product for sale and commercialization in those countries within the Territory where it is commercially reasonable to do so subject to, and in accordance with, the provisions of Section 7.2 hereof, or fails to use reasonable commercial efforts to perform its obligations under the latest revised version of the Development Plan approved by the JSC subject to, and in accordance with, the provisions of Section 7.2 hereof, or fails to use reasonable commercial efforts to launch and sell one Licensed Product in those countries within the Territory where it is commercially reasonable to do so subject to, and in accordance with, the provisions of Sections 10.1 and 10.4 hereof.

Ipsen may terminate this Agreement pursuant to, and in accordance with, the provisions of Section 15.2 in the event that this Agreement is assigned or sublicensed or in the event that a third party acquires Nuvios or in the event that Nuvios acquires control over a PTH or a PTHrP compound that is in clinical development or is commercially available in the Territory and that, following such assignment, sublicense, acquisition, or acquisition of control by Nuvios, such assignee, sublicensee, acquirer or Nuvios fails to meet the timetable under the latest revised version of the Development Plan approved by the JSC. Any failure to meet such timetable under the circumstances contemplated in this paragraph shall be deemed, for purposes of this paragraph and Section 15.2, a material breach of Nuvios’ obligations under this Agreement.

15.5.    Consequences of Early Termination by Nuvios without Cause or by Ipsen for Cause. Upon termination of this Agreement by Nuvios pursuant to Section 15.3 or upon termination of this Agreement by Ipsen pursuant to Section 15.2 or Section 15.4:

15.5.1.    Nuvios shall:

15.5.2.1 make its personnel reasonably available to Ipsen as necessary to effect an orderly transition of development and commercial responsibilities, with the reasonable cost of such personnel to be borne by Nuvios for such services; and

15.5.2.2 assign and transfer to Ipsen and execute all such documents as may be reasonably required, therefore, at no expense to Ipsen, all of Nuvios’s right, title and interest in the following to the extent they pertain to Licensed Product:

•all regulatory filings (such as INDs and drug master files), Regulatory Approvals, clinical trial agreements (to the extent assignable and not cancelled); and

•all data, including formulation data, results, clinical trial data, support documentation having arisen out of the materials and other information, in Nuvios’s possession and control related to Licensed Product in the Territory; and

•all customer lists, marketing and promotional material, and all other documentation related to marketing, sale, and promotion of the Licensed Product in the Territory, and

•all trademarks used for Licensed Product, provided however that the responsibility of preparing and filing of the documents for the recordation of the assignments with the competent authorities in each applicable country and any action required ancillary, shall be borne by Ipsen and that each Party shall bear its expenses caused by its activities in connection with the assignments and transfer of the trademarks.

15.5.2.    Nuvios shall initiate transfer (and complete the same in a timely manner), to Ipsen of all technical and industrial know how related to the manufacturing of Licensed Product for use by Ipsen and shall provide reasonable assistance and support (up to a reasonable number of person-days of qualified personnel) as may be reasonably required by Ipsen to be in a position to make Licensed Compound and Licensed Product itself. Any such transfer under this Section 15.5.3 shall be at Nuvios expense during the termination notice period and at Ipsen’s expense thereafter.

15.5.3.    All licenses granted by Ipsen to Nuvios under this Agreement, and all licenses granted by Nuvios to Ipsen or Teijin under this Agreement, shall terminate on the effective date of termination. Notwithstanding anything in this Section 15.5.4 or elsewhere in this Agreement to the contrary, Nuvios may for a period not exceeding six months continue making, marketing, promoting and selling Licensed Compound and Licensed Product in the Territory after the termination of such licenses.

15.5.4.    No compensation or refund shall be due by either Party to the other Party, otherwise than damages as determined by a court of competent jurisdiction:

15.5.5.    Nuvios shall agree to take such actions and execute such instruments, agreements and documents as are necessary to effect the foregoing.

15.5.6.    Unless otherwise agreed by the Parties, the termination of this Agreement shall cause the automatic termination of all ancillary agreements related hereto, including, but not limited to, the supply agreements and technical agreements referred to in Article 9.

15.6.    Accrued Rights; Surviving Rights and Obligations.

Expiration or termination of this Agreement, for any reason, will not relieve either Party of any obligation accruing prior to such expiration or termination. Articles and Sections 1, 5.6, 12, 13, 14, 15, 16, 17 and 18 shall survive expiration or termination of this Agreement. In addition, the obligations and rights of any other provisions of this Agreement, which by their nature of the provision and the nature of the termination or expiration, are intended to survive, shall survive and continue to be enforceable.

ARTICLE 16 INDEMNIFICATION

16.1.    Indemnification by Ipsen. Ipsen agrees to indemnify, hold harmless and defend Nuvios and its Affiliates and their respective directors, officers, employees and agents (collectively, the “Nuvios Indemnitees”) from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, cost of defense (including without limitation reasonable attorneys’ fees, court costs, witness fees, damages, judgments, fines and amounts paid in settlement) and any other amounts (collectively, “Losses”) that any Nuvios Indemnitee becomes legally obligated to pay to a third party, because of any claim or claims against such Nuvios Indemnitee to the extent that such claim or claims arise out of or resulted from (i) a breach of a representation or warranty or covenant by Ipsen under Article 14; (ii) a breach by Ipsen of any other provision of this Agreement or of any representation, warranty, covenant or other provision in any Related Agreement; (iii) the manufacture by or on behalf of Ipsen under Article 9; (iv) the use, development, handling or commercialization of any Licensed Compound, any Licensed Product or the Ipsen Formulation Technology by or on behalf of Ipsen or any of its Affiliates, licensees, sublicensees, distributors or contractors, or any of their respective employees or agents; or (iv) the gross negligence or willful misconduct of Ipsen, its Affiliates, licensees, sublicensees, distributors or contractors, or any of their respective employees or agents; provided, however, that Ipsen shall not be required to indemnify the Nuvios Indemnitees for any Losses pursuant to this Section 16.1 to the extent that (1) such Losses arise from Nuvios’ breach of any of the provisions of this Agreement or any Related Agreement, (2) such Losses arise or result from the gross negligence or willful misconduct of Nuvios or any of its Affiliates, licensees, sublicensees, contractors or distributors, or any of their respective agents or employees, or (3) Ipsen’s liability for such Losses is limited pursuant to Section 16.4.

16.2.    Indemnification by Nuvios. Nuvios agrees to indemnify, hold harmless and defend Ipsen and its Affiliates and their respective directors, officers, employees and agents (collectively, the “Ipsen Indemnitees”) from and against any and all Losses that any Ipsen Indemnitee becomes legally obligated to pay to a third party, because of any claim or claims against such Ipsen Indemnitee to the extent that such claim or claims arise out of or resulted from (i) a breach of a representation or warranty or covenant by Nuvios under Article 14, (ii) a breach by Nuvios of any other provision of this Agreement or of any representation, warranty, covenant or other provision in any Related Agreement, (iii) the manufacture by or on behalf of Nuvios under Article 9; (iv) the making, use, development, handling or commercialization of any Licensed Compound or any Licensed Product by or on behalf of Nuvios or any of its Affiliates, licensees, sublicensees or Contractors, or any of their respective employees or agents or (v) the gross negligence or willful misconduct of Nuvios, its Affiliates, licensees, sublicensees or Contractors, or any of their respective employees or agents; provided, however, that Nuvios shall not be required to indemnify the Ipsen Indemnitees for any Losses pursuant to this Section 16.2 to the extent that (1) such Losses arise from Ipsen’s breach of any of the provisions of this Agreement or any Related Agreement, (2) such Losses arise or result from the gross negligence or willful misconduct of Ipsen or any of its Affiliates, licensees, sublicensees, contractors or distributors, or any of their respective agents or employees, (3) such Losses arise or result from any Infringement of the patent rights or other intellectual property rights of any third party by all or any portion of the Ipsen Patent Rights, Ipsen Know-How or Ipsen Formulation Technology or (4) Nuvios’ liability for such Losses is limited pursuant to Section 16.4.

16.3.    Procedure. In the event of a claim by a third party against any person entitled to indemnification under this Agreement (“Indemnified Person”), the Indemnified Person shall promptly notify the Party having the indemnification obligation under this Agreement with respect to such claim (such Party, the “Indemnifying Party”) in writing of the claim. The indemnifying Party shall have the right to assume the defense of any such third party claim for which it is obligated to indemnify the Indemnified Person under this Article XVI. The Indemnified Person shall cooperate with the Indemnifying Party (and its insurer) as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s sole cost and expense. The Indemnified Person shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnifying Party. The Indemnifying Party shall have no obligation to indemnify an Indemnified Person in connection with any settlement made without the Indemnifying Party’s prior written consent. If the Parties cannot agree as to the application of this Article XVI to any third party claim, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other in accordance with this Article XVI upon resolution of the underlying claim.

16.4.    NOTWITHSTANDING ANYTHING EXPRESS OR IMPLIED IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF PROFITS, SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT.

ARTICLE 17 DISPUTE RESOLUTIONS AND GOVERNING LAW

17.1.    Disputes. Unless otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties, the Parties shall remain bound by the terms of this Agreement and each Party shall refer such dispute to one executive officer, and such executive officer shall attempt in good faith to resolve such dispute.

17.2.    Arbitration. If the Parties are unable resolve a given dispute pursuant to Section 17.1 within sixty (60) days of referring such dispute to the executive officers, the Parties shall remain bound by the terms of this Agreement and either Party may have the given dispute settled by binding arbitration in the manner described below:

17.3.    Arbitration Request. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution.

17.4.    Additional Issues. Within thirty (30) business days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution.

17.5.    Arbitration Procedure. Any arbitration to resolve a dispute arising under this Agreement shall be a final and binding arbitration pursuant to the then-current Rules of Arbitration of the International Chamber of Commerce as hereinafter provided:

17.5.1.    The Arbitration Tribunal shall consist of three (3) arbitrators. Each party shall nominate in the Arbitration Request and the answer thereto one (1) arbitrator and the two (2) arbitrators so named will then jointly appoint the third arbitrator as chairman of the Arbitration Tribunal. If one Party fails to nominate its arbitrator or, if the parties’ arbitrators cannot agree on the person to be named as chairman within sixty (60) days, the International Chamber of Commerce shall make the necessary appointments for arbitrator or chairman in accordance with the Rules of Arbitration of the International Chamber of Commerce.

17.5.2.    The place of arbitration shall be in London, England, and the arbitration proceedings shall be held in English. The procedural law of the place of arbitration shall apply where the said Rules are silent.

17.5.3.    The award of the Arbitration Tribunal shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for juridical acceptance of such an award and order of enforcement.

17.5.4.    Notwithstanding the referral of any dispute, controversy or claim arising out of or in connection with this Agreement to arbitration pursuant to this Section 17.5, both Parties shall remain free to seek interim, injunctive or conservatory relief, provided that the order of the relevant judicial authority shall not in any way prejudice the above tribunals’ power to settle the dispute referred to them in accordance with the Rules of Arbitration of the International Chamber of Commerce.

17.6.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A., without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention).

ARTICLE 18 MISCELLANEOUS

18.1.    Agency - Independent Contractor. Neither Party is an employee, agent or representative of the other Party for any purpose, and nor shall this Agreement create or establish an employment, agency or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power, or authority, nor shall they represent themselves as having authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

18.1.1.    The Parties agree that the relationship of Ipsen and Nuvios established by this Agreement is that of independent licensee and licensor. This Agreement does not, is not intended to, and shall not be construed to; establish a partnership or joint venture.

18.2.    Entire Agreement. This Agreement, including all appendices, schedules and attachments, embodies the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations or understandings, and agreements, whether oral or written, between the Parties relating to the subject matter hereof.

18.3.    Assignment. Except to the extent otherwise expressly provided elsewhere in this Agreement, either Party may assign this Agreement or any of such Party’s rights and obligations under this Agreement to any of its Affiliates or any third party, provided that the rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties and that an assignment or delegation of this Agreement by a Party or of any of a Party’s obligations under this Agreement shall not operate to release such Party from any of its obligations under this Agreement or from the specific obligation assigned or delegated by such Party. Any assignment not in accordance with this Agreement shall be void.

18.4.    Notices. Any notice or other communication under this Agreement, unless otherwise specified, shall be in writing and provided when delivered to the addressee at the address listed below (a) on the date of delivery if delivered in person or (b) three (3) days after mailing to the other Party by express mail or overnight delivery service, which obtains a signed receipt:

In the case of Ipsen:

SCRAS S.A.S.
42, Rue du Docteur Blanche
75016 Paris
Attn.: General Counsel

In the case of Nuvios:

Nuvios Inc.

300 Technology Square — 5th Floor
Cambridge, MA 02139
Attn: M. Bart Hendersson — Chief Business Officer

Either Party may change its address for communications by a notice in writing to the other Party in accordance with this Section.

18.5.    Force Majeure. Any prevention, delay or interruption of performance (collectively “Delay”) by any Party under this Agreement shall not be a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected by the force majeure, including but not limited to acts of God, embargoes, governmental restrictions, terrorism, general strike, fire, flood, earthquake, explosion, riots, wars (declared or undeclared), civil disorder, rebellion or sabotage. The affected Party shall immediately notify the other Party upon the commencement and end of the Delay. During the Delay, any time for performance hereunder by either Party shall be extended by the actual time of Delay. If the Delay resulting from the force majeure exceeds six (6) months, the other Party, upon written notice to the affected Party, may elect to (a) treat such Delay as a material breach solely for purposes of exercising the right to terminate this Agreement for material breach pursuant to, and in accordance with, Section 15.2, or (b) extend the term of this Agreement for an amount of time equal to the Delay.

18.6.    Severability. If any of the provisions of this Agreement are held to be void or unenforceable by a court of competent jurisdiction, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the Parties. However the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected, i.e. the Parties would presumably have concluded this Agreement without the unenforceable provisions.

18.7.    No Right to Use Names. Except as otherwise expressly provided herein, this Agreement provides no grant of right to a Party, express or implied, to use in any manner the housemarks or trademarks of the other Party or its Affiliates.

18.8.    Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Nuvios or Ipsen are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (or the equivalent provisions, if any, in the bankruptcy laws of the applicable jurisdiction) licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (a) upon any such commencement of a bankruptcy proceeding upon their written request therefore, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by the non-subject Party.

18.9.    Performance by Affiliates. Each of Nuvios and Ipsen acknowledge that obligations under this Agreement may be performed by Affiliates of Nuvios and Ipsen. Each of Nuvios and Ipsen guarantee and warrant any performance of this Agreement by its Affiliates. Wherever in this Agreement the Parties delegate responsibility to Affiliates, the Parties agree that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

18.10.    Counterparts. The Parties may execute this Agreement in counterparts, each of which the Parties shall deem an original, but all of which together shall constitute one and the same instrument.

18.11.    Waiver. A waiver of any default, breach or non-compliance under this Agreement is not effective unless signed by the Party to be bound by the waiver. No waiver will be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach, non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-compliance (whether of the same or any other nature).

In Witness Whereof, the Parties have executed this Agreement in two originals by their proper officers as of the date and year first above written.

SCRAS S.A.S.			Nuvios Inc

By:	/s/ C. Giraut	By:	/s/ C. R. Lyttle

Name:	C. Giraut	Name:	C. Richard Lyttle

Title:	President	Title:	President & CEO